UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CONMED CORPORATION
(Name of Registrant as Specified In Its Charter)

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CONMED CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CONMED Corporation (the “Company”) will be held at the offices of the Company at 525 French Road, Utica, New York on Wednesday, May 24, 2017 at 12:00 p.m. (New York time), for the following purposes:

(1)	To elect ten directors to serve on the Company’s Board of Directors;
(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017;
(3)	To hold an advisory vote on named executive officer compensation;
(4)	To hold an advisory vote on the frequency of future advisory votes on executive compensation;
(5)	To approve the Executive Bonus Plan; and
(6)	To transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The shareholders of record at the close of business on April 6, 2017, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Even if you plan to attend the Annual Meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time prior to the voting of the proxy.

By Order of the Board of Directors,
/s/ Heather L. Cohen
Heather L. Cohen Secretary

April 13, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 24, 2017

The Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders, the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2016 and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.investorvote.com/CNMD.

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CONMED CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2017

The enclosed proxy is solicited by and on behalf of the Board of Directors of CONMED Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Wednesday, May 24, 2017 at 12:00 p.m. (New York time), at the offices of the Company at 525 French Road, Utica, New York, and any adjournment or postponement thereof (the “Annual Meeting”). The matters to be considered and acted upon at the Annual Meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement, the related form of proxy, the Company’s Annual Report to Shareholders, including the Company’s Annual Report on Form 10-K, are being mailed on or about April 13, 2017, to all shareholders of record on April 6, 2017, which is the record date for the Annual Meeting. Shares of the Company’s common stock, par value $.01 per share (“Common Stock”), represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by the shareholder at any time prior to the voting of the proxy by executing and delivering a later-dated proxy, by delivering a written notice to the Secretary of the Company or by attending the meeting and voting in person.

The persons named as proxies are Luke A. Pomilio and Daniel S. Jonas, who are, respectively, the Executive Vice President, Finance & Chief Financial Officer and the Executive Vice President, Legal Affairs & General Counsel of the Company. The cost of preparing, assembling and mailing the proxy, this proxy statement and other material enclosed, and all clerical and other expenses of the solicitation of proxies on the Company’s behalf, will be borne by the Company. In addition to the solicitation of proxies on behalf of the Company by use of the mail, directors and officers of the Company and its subsidiaries may solicit proxies for no additional compensation by telephone, telegram, e-mail or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.

Votes at the Annual Meeting will be tabulated by a representative of Computershare, which has been appointed by the Company’s Board of Directors to serve as inspector of election.

VOTING RIGHTS

The holders of record of the 27,871,672 shares of Common Stock outstanding on April 6, 2017 will be entitled to one vote for each share held on all matters coming before the meeting. The holders of record of a majority of the outstanding shares of Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the meeting. Abstentions and “broker non-votes,” as further described below, will be counted for purposes of determining whether there is a quorum for the transaction of business at the meeting. Shareholders are not entitled to cumulative voting rights. Under the rules of the Securities and Exchange Commission, or the SEC, boxes and a designated blank space are provided on the proxy card for shareholders if they wish either to abstain on one or more of the proposals or to withhold authority to vote for one or more nominees for director. In accordance with New York State law, such abstentions are not counted in determining the votes cast at the meeting. With respect to Proposal (1), the director nominees who receive the greatest number of votes at the meeting will be elected to the Board of Directors of the Company (subject to the Company’s majority voting principles described below on page 2 under the heading (Proposal One: Election of Directors). Votes against, and votes withheld in respect of, a candidate have no legal effect, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Proposals (2) and (5) require the affirmative vote of the holders of a majority of the votes cast at the meeting in order to be approved by the shareholders. Proposals (3) and (4) require the favorable vote of a majority of the votes cast at the meeting required for approval, on an advisory basis.

When properly executed, a proxy will be voted as specified by the shareholder. If no choice is specified by the shareholder, a proxy will be voted “for all” portions of Proposal (1), “for” Proposals (2), (3) and (5) and “one year” for Proposal (4) and in the proxies’ discretion on any other matters coming before the meeting.

Under the rules of the New York Stock Exchange, Inc., which effectively govern the voting by any brokerage firm holding shares registered in its name or in the name of its nominee on behalf of a beneficial owner, Proposals (1), (3), (4), and (5), are considered “non-discretionary” items and shareholders who do not submit any voting instructions to their brokerage firm will not have their shares counted in determining the outcome of these proposals at the Annual Meeting. This is known as a “broker non-vote.” The broker non-votes will be treated in the same manner as votes present. Proposal (2) (independent registered public accounting firm) will be considered a “discretionary” item upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have received proxy materials only from the Company and have not furnished voting instructions within ten days prior to the Annual Meeting.

As of April 6, 2017, the closing price of a share of Common Stock on the NASDAQ Stock Market was $44.39.

PROPOSALS TO BE SUBMITTED AT THE ANNUAL MEETING

There are five proposals expected to be submitted for shareholder approval at the Annual Meeting, two of which are advisory in nature. The first proposal concerns the election of directors. The second proposal concerns ratifying the appointment of PricewaterhouseCoopers LLP, as the Company’s independent registered public accounting firm. The third proposal concerns the advisory vote on executive compensation. The fourth proposal concerns the advisory vote on the frequency of future advisory votes on executive compensation. The fifth proposal concerns approval of the Executive Bonus Plan. These proposals are more fully described below.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, ten directors are to be elected to serve on the Company’s Board of Directors. The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of all of the nominees listed on the proxy card. Each director nominee listed below has consented to being named in this proxy statement and has agreed to serve if elected. The Company has no reason to believe that any Board-nominated director nominee will be unavailable or will decline to serve. However, in the event that any nominee named in this proxy statement is unable to serve or for good cause will not serve, the shares represented by proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board of Directors may recommend, to the extent this is not prohibited by the Company’s by-laws and applicable law. The ten director nominees who receive the greatest number of votes “for” at the meeting will be elected to the Board of Directors of the Company, subject to the majority voting standard adopted by the Board of Directors and reflected in the Corporate Governance Principles, as described below. Votes against, and votes withheld in respect of, a candidate will have no effect on the outcome of the election of directors, except in the case of votes withheld to the extent they revoke earlier dated proxy cards. Shareholders are not entitled to cumulative voting rights.

Notwithstanding the plurality voting standard for election of directors, under Section IV of our Corporate Governance Principles, if the election of directors is uncontested, a director nominee who does not receive the vote of at least the majority of the votes cast with respect to such director’s election or re-election is expected to tender his or her resignation to the Board of Directors. The Corporate Governance and Nominating Committee will recommend to the Board whether to accept or to reject the tendered resignation within 90 days after the certification of the election results. The Board will act on the resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and will publicly disclose the decision and the rationale behind it. If the Board does not accept the director nominee’s resignation, the director will continue to serve until his or her successor is duly elected or any earlier resignation, removal or separation. If the Board accepts the director nominee’s resignation, then the Board may, in its sole discretion, fill any resulting vacancy or decrease the size of the Board pursuant to our Certificate of Incorporation, by-laws and applicable corporate law.

The Board of Directors presently consists of ten directors. Directors hold office for terms expiring at the next annual meeting of shareholders and until their successors are duly elected and qualified. Each of the nominees proposed for election at the Annual Meeting is presently a member of the Board of Directors. The Company has a policy under which non-executive directors are expected to offer not to stand for reelection upon having completed 15 years of service as a director. For directors who have completed 15 years of service as a director during their terms, the expectation is that they will offer not to stand for reelection but will complete their terms. Notwithstanding the foregoing, the expected retirement can be waived if the Corporate Governance and Nominating Committee determines that there is good cause for such a waiver and that a waiver would be in the best interests of the Company. Executive directors are not subject to the 15-year tenure limit.

The following table sets forth certain information regarding the members of, and nominees for, the Board of Directors:

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

Name	Age	Served as Director Since	Principal Occupation or Position with the Company
David Bronson	64	2015	Former Executive Vice President and Chief Financial Officer of PSS World Medical, Inc.; Director of the Company. As noted below, the Board of Directors has determined that Mr. Bronson is independent, and is an audit committee financial expert.
Brian P. Concannon	59	2013	Former President and Chief Executive Officer of Haemonetics Corporation (NYSE: HAE); Director of the Company. As noted below, the Board of Directors has determined that Mr. Concannon is independent.
Charles M. Farkas	65	2014	Advisory Partner at Bain & Company; Director of the Company. As noted below, the Board of Directors has determined that Mr. Farkas is independent.
Martha Goldberg Aronson	49	2016	Former Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL); Former President of North America, Hill-Rom Holdings, Inc. (NYSE: HRC); Former Senior Vice President, Medtronic (NYSE: MDT); Director of the Company; Director of Methode Electronics, Inc. (NYSE: MEI); Director of Cardiovascular Systems, Inc. (NASDAQ: CSII); Former Director of Hutchinson Technology, Inc. (NASDAQ: HTCH). As noted below, the Board of Directors has determined that Ms. Goldberg Aronson is independent.
Jo Ann Golden	69	2003	Certified Public Accountant; Director of the Company; Director of the Bank of Utica; former partner of Dermody, Burke and Brown, CPAs, LLC. As noted below, the Board of Directors has determined that Ms. Golden is independent, and is an audit committee financial expert.
Curt R. Hartman	53	2014	President & Chief Executive Officer of the Company; Director of the Company; former Interim Chief Executive Officer and Vice President, Chief Financial Officer of Stryker (NYSE: SYK).

Dirk M. Kuyper	60	2013	Owner and CEO of Precision Machinists Company, Inc.; former President and CEO of Illuminoss Medical; former President and CEO of Alphatec Spine (NASDAQ: ATEC); Director of the Company. As noted below, the Board of Directors has determined that Mr. Kuyper is independent.
Jerome J. Lande	41	2014	Head of Special Situations for Scopia Capital Management L.P.; Former Managing Partner of Coppersmith Capital; formerly a Partner at MCM Capital Management; Director of the Company; Director for Itron, Inc. (NASDAQ: ITRI). As noted below, the Board of Directors has determined that Mr. Lande is independent.
Mark E. Tryniski	56	2007	President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU); former partner of PricewaterhouseCoopers LLP; Chairman of the Board of the Company and previous Lead Independent Director; Director of New York Bankers Association; and Director of the New York Business Development Corporation. As noted below, the Board of Directors has determined that Mr. Tryniski is independent, and is an audit committee financial expert.
John L. Workman	65	2015	Former Chief Executive Officer of Omnicare, Inc. and also former President, Chief Financial Officer and Executive Vice President; Director of the Company. Director for Care Capital Properties (NYSE: CCP); Director of Universal Hospital Services; and Director of Federal Signal Corp. (NYSE: FSS). As noted below, the Board of Directors has determined that Mr. Workman is independent, and is an audit committee financial expert.

More information concerning the directors and nominees is set forth below under the heading Corporate Governance Matters – Directors, Executive Officers and Nominees for the Board of Directors.

The Board of Directors unanimously recommends a vote “FOR ALL” for this proposal.

PROPOSAL TWO: INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm for the Company has been PricewaterhouseCoopers LLP since 1982. The Audit Committee appointed PricewaterhouseCoopers LLP to be nominated as our independent registered public accounting firm for 2017, subject to shareholder ratification.

Unless otherwise specified, shares represented by proxies will be voted for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017. Neither our certificate of incorporation nor our by-laws require that the shareholders ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but may elect to retain them. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of votes cast at the meeting is necessary for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the Company for 2017.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board requests your advisory vote on named executive officer compensation.

The Compensation Discussion and Analysis (“CD&A”) beginning on page 23 describes the Company’s compensation philosophy and pay practices relative to the Named Executive Officers (“NEOs”). As described in the CD&A, compensation paid to the NEOs is heavily influenced by the Company’s financial performance, balancing the incentives to drive short-term and long-term goals. Further, the Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and philosophy serve to attract, retain and motivate the NEOs to achieve value for our shareholders.

The Board encourages shareholders to read the CD&A for a more complete description of the Company’s executive compensation policies and practices, as well as the Summary Compensation Table and other related compensation tables and narratives. The Compensation Committee and the Board of Directors believe the Company’s policies and procedures are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement reflects and supports these compensation policies and procedures.

Accordingly, we are asking shareholders to approve the following non-binding resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative disclosure in the proxy statement.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Compensation Committee and the Board of Directors will review the voting results when evaluating our executive compensation programs.

The Company’s current policy is to provide shareholders with an opportunity to approve, on an advisory basis, the compensation of the NEOs each year at the annual meeting of shareholders. At our 2017 Annual Meeting, in addition to this advisory vote on 2016 compensation, we will hold an advisory vote on say-on-pay vote frequency.

The Board of Directors unanimously recommends a vote “FOR” this advisory resolution.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF
FUTURE VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board requests your vote on a proposal, commonly known as a “say on pay frequency” proposal, which gives our shareholders the opportunity to advise the Board on how often we should conduct an advisory shareholder vote on the compensation of our NEOs. We are required to seek an advisory shareholder vote on the frequency of future say on pay votes at least once every six years, although we may seek shareholder input more frequently. As this is an advisory vote, the result will not be binding, however, our Board values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering how frequently we should conduct an advisory vote on the compensation of our NEOs.

You are voting on the following resolution which reads:

RESOLVED, that a non-binding advisory vote of CONMED’s shareholders to approve the compensation of CONMED’s named executive officers shall be held at an annual meeting of shareholders, beginning with the 2017 Annual Meeting of Shareholders, (i) every year, (ii) once every two years or (iii) once every three years.

The enclosed proxy card gives you four choices for voting on this item. You can choose whether the say on pay vote should be conducted annually (every year), biennially (every two years) or triennially (every three years). You may also abstain from voting on this item. You are not voting to approve or disapprove the Board’s recommendation on this item.

Our Board believes that an annual advisory vote on the compensation of our NEOs is an important aspect of shareholder engagement. An annual say on pay vote facilitates direct and regular shareholder feedback on our compensation policies, which our Compensation Committee values in determining our compensation philosophy and evaluating the effectiveness of our compensation principles and practices.

The Board of Directors unanimously recommends a vote for conducting an annual advisory vote on the compensation of our Named Executive Officers.

PROPOSAL FIVE: EXECUTIVE BONUS PLAN OF CONMED CORPORATION

At the Annual Meeting, the shareholders are being asked to vote on a proposal to approve the adoption of the Executive Bonus Plan of CONMED Corporation (the “Executive Bonus Plan”). On February 28, 2017, upon the recommendation and approval of our Compensation Committee, the Board unanimously approved the adoption of the Executive Bonus Plan, subject to approval by our shareholders.

The Executive Bonus Plan is designed such that Awards payable under the Executive Bonus Plan may be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Board recommends adoption by our shareholders of the Executive Bonus Plan in order to preserve the Company’s ability to deduct such awards for tax purposes under Section 162(m). Section 162(m) requires that compensation in excess of $1 million paid to each of the Company’s CEO and the three highest compensated executives other than the CEO or CFO, referred to as the “covered employees,” be paid pursuant to a shareholder-approved performance-based compensation plan in order to retain the tax deductibility of such payments. At our 2012 Annual Meeting, shareholders approved the adoption of our existing 2012 Executive Bonus Plan (the “2012 Bonus Plan”). Shareholder approval for Section 162(m) purposes under the 2012 Bonus Plan is effective for five years because our Compensation Committee was permitted, under the terms of the 2012 Bonus Plan, to select Section 162(m) performance metrics from any of a shareholder-approved list. The Executive Bonus Plan is intended to replace the 2012 Bonus Plan for annual incentive performance-based grants for our key executives. If approved by our shareholders, the Executive Bonus Plan will become effective for performance periods commencing as of January 1, 2018. Once approved by our shareholders, the Executive Bonus Plan will not require re-approval by our shareholders every five years because an overall Section 162(m) metric is fixed by the terms of the plan.

Summary of the Executive Bonus Plan

The material terms of the Executive Bonus Plan are summarized below. This description is qualified in its entirety by the complete text of the Executive Bonus Plan, which is attached hereto as Exhibit A.

Administration.

The Executive Bonus Plan will be administered by the Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof, provided that any such subcommittee will consist of at least two directors, each of whom is intended to qualify as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m). The Compensation Committee has the power to designate participants in the Executive Bonus Plan and make all determinations and take all actions necessary to administer the Executive Bonus Plan.

Eligibility.

Our officers (including our officers who are “covered employees” as defined in Section 162(m)) who are selected by the Compensation Committee are eligible to participate in the Executive Bonus Plan. In its discretion, the Compensation Committee may add participants to, or remove participants from, the Executive Bonus Plan at any time during a performance period or otherwise, except that no participant may be added after the 90th day after the beginning of an annual performance period (or otherwise at a time that is not consistent with regulations under Section 162(m)).

Performance Period.

The Compensation Committee will designate the performance periods with respect to which a participant may be granted the opportunity to earn an award, to the extent consistent with regulations under Section 162(m). The first performance period under the Executive Bonus Plan will commence January 1, 2018 and end on December 31, 2018.

Awards.

For each performance period, a participant’s maximum potential award opportunity will be equal to (1) 3.0% of the Company’s Adjusted EBITDA for the Company’s Chief Executive Officer and (2) 1.5% of the Company’s Adjusted EBITDA for each other participant, but in either case not to exceed $3,000,000. The Executive Bonus Plan defines “Adjusted EBITDA” as the Company’s earnings before interest expense, income tax expense, depreciation and amortization, adjusted for special or unusual expense and income items, in each case as such components are reported in the Company’s annual report to shareholders or otherwise publicly reported.

The actual amount awarded to a participant for a performance period, referred to under the Executive Bonus Plan as a participant’s “bonus,” may not exceed the award opportunity described above. The Compensation Committee has sole discretion to determine whether all or any portion of a participant’s award will be paid, the specific amount, if any, to be paid to each participant and may reduce (but not increase) the award amount for any participant prior to payment. The Compensation Committee may also establish for each participant (and, once established, rescind, waive or amend) additional conditions and terms of payment, including, but not limited to, the achievement of other financial, strategic or individual goals (which may be objective or subjective) as the Compensation Committee may deem desirable or appropriate.

Payment.

The bonus will be payable in a cash lump sum as soon as practicable, but in any event within thirty (30) days following the Compensation Committee’s written certification of the amount of each participant’s award opportunity and bonus.

No Liability.

No member of the Board or Compensation Committee or any employee or agent will be liable to any participant for any action taken or omitted to be taken in good faith with respect to the Executive Bonus Plan or otherwise.

Recoupment.

Any payment under the Executive Bonus Plan will be subject to any recoupment or clawback as required by any applicable law or any Company clawback or recoupment policies in effect from time to time.

Termination of Employment.

If a participant’s employment with the Company is terminated other than for death, disability or retirement before the end of a performance period, the participant will not be entitled to any bonus under the Executive Bonus Plan; a participant whose employment with the Company is terminated after the end of a performance period but prior to payment of his or her bonus shall be treated in the discretion of the Compensation Committee. If a participant’s employment with the Company is terminated before the end of a performance period due to death, disability or retirement, the participant will be entitled to receive a pro-rated bonus. The Executive Bonus Plan defines “retirement” as such time as a participant ends employment with the Company, provided the participant’s combined age and years of service amount to at least 65.

Amendment.

The Board or Compensation Committee may at any time amend, modify or terminate the Executive Bonus Plan. Any such amendment, modification, or termination, unless required by law, will become effective in the next performance period. In addition, no amendment that would require shareholder approval will become effective without the approval of the shareholders.

Effectiveness.

The Executive Bonus Plan was adopted by the Board as of February 28, 2017, and is effective as of January 1, 2018, subject to approval by our shareholders at the Annual Meeting.

New Plan Benefits

The benefits or amounts under the Executive Bonus Plan that will be received by or allocated to the Company’s Chief Executive Officer, other executive officers or any other participants will be based on achievement of certain performance goals and subject to the Compensation Committee’s discretion. As a result, we cannot determine such benefits or amounts that will be granted to any participant under the Executive Bonus Plan for the 2017 fiscal year. If the Executive Bonus Plan had been in effect in 2016, however, the benefits or amounts received by or allocated to such persons would have been identical to those actually received by or allocated to such persons under the 2012 Bonus Plan, as set forth in the table below.

Executive Bonus Plan of CONMED Corporation (2012 Bonus Plan)

Name	Bonus Payments
Curt R. Hartman	$506,230
Luke A. Pomilio	$181,528
Patrick J. Beyer	$127,704[1]
Nathan Folkert	$128,568
Stanley W. (Bill) Peters	$127,736
All executive officers as a group (10 people)	$1,627,699
All non-employee directors as a group (9 people)	$0
All other employees (other than executive officers) as a group	$0

(1)	Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his compensation under the 2012 Bonus Plan for 2016 was paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 30, 2016 (the last business day of the year) of £0.811 to U.S. $1.00.

The Board unanimously recommends a vote “FOR” the approval of the Executive Bonus Plan of CONMED Corporation.

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Any shareholder desiring to present a proposal to the shareholders at the 2018 Annual Meeting, which currently is expected to be scheduled on or about May 23, 2018, and who desires that such proposal be included in the Company’s proxy statement and proxy card relating to that meeting, must transmit that proposal to the Company so that it is received by the Company at its principal executive offices on or before December 14, 2017. All such proposals should be in compliance with applicable SEC regulations. The Company’s Corporate Governance and Nominating Committee will consider nominees for election as directors who are proposed by shareholders if the following procedures are followed. Shareholders wishing to propose matters for consideration at the 2018 Annual Meeting or to propose nominees for election as directors at the 2018 Annual Meeting must follow specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, c/o CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375). As of the date of this proxy statement, shareholder proposals, including director nominee proposals, must comply with the conditions set forth in Sections 1.13 and 2.10 of the Company’s by-laws, as applicable, and to be considered timely, notice of a proposal must be received by the Company between February 22, 2018 and March 24, 2018.

CORPORATE GOVERNANCE MATTERS

DIRECTORS, EXECUTIVE OFFICERS AND NOMINEES FOR THE BOARD OF DIRECTORS

Directors

DAVID BRONSON (age 64) has served as a Director of the Company since July 2015. Mr. Bronson served as Executive Vice President and Chief Financial Officer of PSS World Medical, Inc. from 2002 until it was acquired by McKesson Corp in 2013. In that role, he developed and executed strategies to improve profitability and returns on capital, and he led the deal process, due diligence and pre-close integration efforts for the acquisition of PSS by McKesson. Prior to that, he was Senior Vice President and Chief Financial Officer of Digineer, Inc. from 1999 to 2001 and of VWR Scientific Products from 1995 to 1999, when it was acquired by Merck KGaA. Mr. Bronson previously spent 15 years at Baxter Healthcare, Inc., where he held various senior financial executive positions. He was a Director and a member of the Audit Committee of Labsco, Inc. until its sale to McKesson in 2016 and was a Director and Audit Committee Chair of AxelaCare, Inc. through November 2015. Mr. Bronson received his Master of Science Degree in Management Studies from Northwestern University’s Kellogg School of Business and his Bachelor of Science Degree in Accounting from California State University, Fullerton. The Board of Directors has determined that Mr. Bronson is independent and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Mr. Bronson’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the health-care industry in particular, as well as his financial and accounting expertise acquired through his prior positions. His exposure to, and familiarity with, health care services matters provides an important perspective to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

BRIAN P. CONCANNON (age 59) has served as a Director of the Company since July 2013. Mr. Concannon served as President and CEO of Haemonetics Corporation, a publicly traded company (NYSE: HAE) headquartered in Braintree, Massachusetts, that provides blood management technologies and services to hospitals, blood collectors and plasma biopharmaceutical companies worldwide from April 2009 to October 2015. He joined Haemonetics in 2003 as the President, Patient Division and was promoted to President, Global Markets in 2006. In 2007, Mr. Concannon was promoted to Chief Operating Officer and in April 2009, Mr. Concannon was promoted to President and Chief Executive Officer, and elected to the Haemonetics board of directors. Immediately prior to joining the Company, Mr. Concannon was the President, Northeast Region, for Cardinal Health Medical Products and Services where he was employed since 1998. From 1985 to 1998, he was employed by American Hospital Supply Corporation, Baxter Healthcare Corp and Allegiance Healthcare in a series of sales and operations management positions of increasing responsibility. He has served in leadership roles within the healthcare industry for more than 30 years. Mr. Concannon is also a member of the board of directors of South Shore Health System since January 2014. Mr. Concannon is a 1979 graduate of West Point. The Board of Directors has determined that Mr. Concannon is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Concannon’s qualifications for election to CONMED’s Board include his experience as a former CEO and director of a publicly-traded medical device company, and the former president of a distribution company. Mr. Concannon offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

CHARLES M. FARKAS (age 65) has served as a Director of the Company since July 2014. Effective July 1, 2015, Mr. Farkas is an Advisory Partner at consulting firm Bain & Company with more than 35 years of experience advising chief executives and senior managers in a wide variety of industries on issues critical to long-term success. He has served as a Senior Partner of Bain & Company and as the global leader of Bain & Company’s Financial Services practice, the North American head of Bain’s Healthcare practice and as the managing director of Bain Canada. Prior to working at Bain, Mr. Farkas received a Bachelor of Arts degree from

Princeton University and a Masters in Business Administration from Harvard Business School. Mr. Farkas is also on the Board of Harvard Medical School and the John A. Hartford Foundation and is a Corporator of Partners Healthcare. Mr. Farkas is also a special advisor to Altamont Capital Partners. The Board of Directors has determined that Mr. Farkas is independent.

Mr. Farkas’ qualifications for election to CONMED’s Board include his decades of consulting experience advising chief executives and senior management regarding business strategy in a variety of industries. Mr. Farkas is a highly-respected leader with a strong academic background, and he offers the other directors new strategic and governance perspectives, drawing on his vast experience inside and outside the healthcare industry.

Mr. Farkas was initially appointed to the Company’s Board of Directors pursuant to an agreement, now expired, between the Company and Coppersmith Capital Management, LLC (“Coppersmith Capital”) and certain of its affiliates that is further described under the heading Corporate Governance Matters – Other Matters.

MARTHA GOLDBERG ARONSON (age 49) was appointed to the Board on February 23, 2016. Ms. Goldberg Aronson has had responsibility for global health care businesses ranging in size from $500 million to $1.0 billion. She was the Executive Vice President and President of Global Healthcare for Ecolab, Inc. (NYSE: ECL) from 2012 through 2015, having previously served as the Senior Vice President and President – North America for Hill-Rom Holdings, Inc. (NYSE: HRC) from 2010-2012. Prior to that, Ms. Goldberg Aronson was the Senior Vice President and Chief Talent Officer for Medtronic, Inc. (NYSE: MDT), having held various prior general management positions within Medtronic, both in the United States and Internationally. Ms. Goldberg Aronson holds a Bachelor of Arts Degree in Economics from Wellesley College, and a Masters in Business Administration from Harvard Business School. Ms. Goldberg Aronson also serves on the board of directors of Methode Electronics, Inc. (NYSE: MEI) and Cardiovascular Systems, Inc. (NASDAQ: CSII). Ms. Goldberg Aronson also served on the Board of Hutchinson Technology, Inc. (NASDAQ: HTCH) from 2010 through 2016. The Board of Directors has determined that Ms. Goldberg Aronson is independent.

Ms. Goldberg Aronson’s qualifications for election to CONMED’s Board include her extensive experience in the global health care markets, including leadership roles within medical device companies, including her experience in marketing and talent development. She has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with other the directors.

JO ANN GOLDEN (age 69) has served as a Director of the Company since May 2003. Ms. Golden is a certified public accountant and was the managing partner of the New Hartford, New York office of Dermody Burke and Brown, CPAs, LLC, an accounting firm, through her retirement in July 2012. Ms. Golden is also a member of the Board of Directors of the Bank of Utica, serving in this role since December 2009, and as Chair of the Audit & Examining Committee since 2010. Ms. Golden is a past President of the New York State Society of Certified Public Accountants (the “State Society”), having served previously as the Secretary and Vice President of the State Society. In addition, Ms. Golden was a president of the New York State Society’s Foundation for Accounting Education. Ms. Golden is a current member of the State Society’s Professional Ethics Committee. Ms. Golden served as a member of the governing Council of the American Institute of Certified Public Accountants (“AICPA”), and was a member of the AICPA’s Global Credential Survey Task Force in 2001. Ms. Golden holds a B.A. in Mathematics from the State University College of New York at New Paltz, and a B.S. in Accounting from Utica College of Syracuse University. The Board of Directors has determined that Ms. Golden is independent, and that she is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Ms. Golden’s qualifications for election to CONMED’s Board include her financial and accounting expertise, acquired through her experience as a partner of Dermody, Burke and Brown, CPAs as well as her vast service to the State Society. Ms. Golden’s experience and background with a professional accounting firm bring a different perspective to the Board than that offered by other directors.

CURT R. HARTMAN (age 53) has served as Chief Executive Officer of the Company since November 9, 2014 after serving as Interim Chief Executive Officer of the Company from July 2014 to November 2014, and as a Director of the Company since March 2014. He had a twenty-two year career at Stryker Corporation (“Stryker”) (NYSE: SYK) from 1990 through February 2013. Most recently, he served as the Interim Chief Executive Officer of Stryker from February 2012 to October 2012. Prior to this role, Mr. Hartman was the Vice President, CFO of Stryker from April 2009 to October 2012. Mr. Hartman has a Bachelor of Science degree in Aerospace Engineering from the University of Michigan and a Harvard AMP Program Certificate from Harvard Business School. Prior to Mr. Hartman’s appointment as Interim CEO, the Board of Directors had determined that he was independent.

Mr. Hartman’s qualifications for election to CONMED’s Board include his vital role as both Chief Executive Officer and Interim Chief Executive Officer of the Company, as well as his experience as a former CFO of a publicly-traded medical device company in the orthopedic space. He offers industry experience from a commercial, operational and financial perspective.

Mr. Hartman was initially appointed to the Company’s Board of Directors pursuant to an agreement, now expired, between the Company and Coppersmith Capital Management, LLC and certain of its affiliates that is further described under the heading Corporate Governance Matters – Other Matters.

DIRK M. KUYPER (age 60) has served as a Director of the Company since July 2013. Mr. Kuyper is the Owner and CEO of Precision Machinists Company, Inc. since December 2014. Prior to this, Mr. Kuyper served as President and CEO of Illuminoss Medical, Inc., a privately-held medical device company specializing in minimally invasive, patient customized orthopedic implants for the treatment of bone fractures from April 2013 to October 2014. Prior to joining Illuminoss in April 2013, Mr. Kuyper served as a consultant for a number of medical device companies including Benvenue Medical, Inc. From June 2007 to August 2012, Mr. Kuyper served as the President & CEO, and President of Global Commercial Operations, and as a member of the board of directors, of Alphatec Spine, Inc. (NASDAQ: ATEC). Prior to his work for Alphatec, Mr. Kuyper served in several executive capacities including as President and as Executive Vice President and Chief Operating Officer for Aesculap, Inc.’s North American operations in Center Valley, Pennsylvania. Since January of 2016 Mr. Kuyper has served as an advisor to PorOsteon, Inc., a medical device manufacturer. Mr. Kuyper has a Bachelor’s of Science degree from the University of Miami. The Board of Directors has determined that Mr. Kuyper is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Kuyper’s qualifications for election to CONMED’s Board include his experience as an active CEO of a smaller, entrepreneurial medical device company, as the former CEO of a publicly-traded medical device company, and the former president of a large medical device company. Mr. Kuyper offers industry experience from a sales and marketing perspective. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

JEROME J. LANDE (age 41) has served as a Director of the Company since March 2014. As of April 4, 2016, Mr. Lande is the Head of Special Situations for Scopia Capital Management L.P. (“Scopia”). Prior to Scopia, Mr. Lande was the Managing Partner of Coppersmith Capital, which he co−founded in April 2012. Previously, Mr. Lande was a partner at MCM Capital Management, LLC (“MCM”), from January 2006 until February 2012, and served as an Executive Vice President at MCM from January 2005 until he left the company. MCM was the general partner of MMI Investments, L.P., a small−cap deep value fund where Mr. Lande was responsible for all areas of portfolio management. He served as a Vice President of MCM from February 2002 to January 2005 and as an Associate from January 1999 to February 2002. Mr. Lande served as Corporate Development Officer of Key Components, Inc., a global diversified industrial manufacturer that was formerly an SEC reporting company, from January 1999 until its acquisition by Actuant Corporation in February 2004. Mr. Lande also serves on the Board of Directors, Audit and Finance Committee and the Value Enhancement Committee for Itron, Inc. (NASDAQ: ITRI). Mr. Lande holds a B.A. from Cornell University. The Board of Directors has determined that Mr. Lande is independent within the meaning of the rules of the Securities and Exchange Commission.

Mr. Lande’s qualifications for election to CONMED’s Board include his experience as an investor in CONMED and in other stocks. He offers a shareholder-centric perspective which is unique to the Board to some degree, as all Directors own stock in the Company. Mr. Lande’s contacts and familiarity with investor and shareholder matters is unique on the Board and his experience and background bring a different perspective to the Board than that offered by other directors.

Mr. Lande was initially appointed to the Company’s Board of Directors pursuant to an agreement, now expired, between the Company and Coppersmith Capital Management, LLC and certain of its affiliates that is further described under the heading Corporate Governance Matters – Other Matters.

MARK E. TRYNISKI (age 56) has served as a Director of the Company since May 2007 and was the Lead Independent Director from May 2009 until he became Chairman of the Board in February 2014. He is the President and Chief Executive Officer of Community Bank System, Inc. (NYSE: CBU), where he served as Executive Vice President and Chief Operating Officer from February 2004 through August 2006. From June 2003 through February 2004, Mr. Tryniski was the Chief Financial Officer. Prior to joining Community Bank in June 2003, Mr. Tryniski was a partner with PricewaterhouseCoopers LLP. Mr. Tryniski also serves on the Board of Directors of the New York Bankers Association as well as the New York Business Development Corporation. Mr. Tryniski holds a B.S. degree from the State University of New York at Oswego. The Board of Directors has determined that Mr. Tryniski is independent, and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission.

Mr. Tryniski’s qualifications for election to CONMED’s Board include his extensive experience as an active Chief Executive Officer of a public financial institution as well as his financial and accounting expertise acquired through his experience as an audit partner with PricewaterhouseCoopers LLP. His exposure to, and familiarity with, banking and financial matters offers a number of contacts and level of familiarity with financial matters that is unique on the Board. Further, his experience engaging with shareholders makes him well-suited to serve in the role of Chairman of the Board.

JOHN L. WORKMAN (age 65) was appointed to the Board in July 2015. Mr. Workman also joined the Board of Care Capital Properties (NYSE: CCP) in August 2015 and currently serves on the Compensation Committee and Nominating and Governance Committee. Mr. Workman served as Chief Executive Officer of Omnicare, Inc. from 2012 to 2014, as President and Chief Financial Officer from 2011 to 2012, and as Executive Vice President and Chief Financial Officer from 2009 to 2010. At Omnicare, he improved operating efficiencies through a focus on customer service and returned the company to growth and stability. From 2004 to 2009, he was Chief Financial Officer of HealthSouth Corporation, where he oversaw a comprehensive financial statement reconstruction and reduced the company’s debt level by 50% through both a recapitalization and asset divestitures. Prior to HealthSouth, Mr. Workman served as Chief Executive Officer of U.S. Can Corporation, where he implemented successful cost reduction and lean manufacturing programs and led a turnaround of the company’s European operations. Mr. Workman started his career at KPMG, where he was a partner from 1981 to 1984. He is currently Chairman of the Board and Audit Committee Chair of Universal Hospital Services and a Director and Audit Committee Chair of Federal Signal Corp (NYSE: FSS). Mr. Workman received his Master of Business Administration in Finance and Accounting from the University of Chicago and his Bachelor of Science Degree in Accounting from Indiana University. The Board of Directors has determined that Mr. Workman is independent and that he is an audit committee financial expert, within the meaning of the rules of the Securities and Exchange Commission and under the standards of the NASDAQ Stock Market.

Mr. Workman’s qualifications for election to CONMED’s Board include his extensive experience as a Chief Financial Officer generally, and in the health-care industry in particular, as well as his financial and accounting expertise acquired through his experience as a partner with KPMG. His exposure to, and familiarity with, health care services matters and capital structure issues provides valuable insights and perspectives to the Board. He has the ability and willingness to serve on a Board, and the correct fit to work in a collegial manner with the other directors.

The Board of Directors has determined that Messrs. Bronson, Concannon, Farkas, Kuyper, Lande, Tryniski, and Workman and Ms. Goldberg Aronson and Ms. Golden have no material relationship with the Company and are independent under the standards of the NASDAQ Stock Market. The independent directors meet in executive session during each in-person Board meeting.

The Company’s Directors are elected at each annual meeting of shareholders and serve until the next annual meeting and until their successors are duly elected and qualified. Mr. Hartman’s employment is at-will. The Company’s officers are appointed by the Board of Directors and, except as set forth below, hold office at the will of the Board of Directors.

Executive Officers

TERENCE M. BERGE (age 47) joined the Company in June 1998 as Assistant Corporate Controller and served as the Company’s Treasurer from March 2008 through March 2015. In March 2013, Mr. Berge’s title was changed to Corporate Vice President, Treasurer and Assistant Controller. On April 1, 2015, Mr. Berge was promoted to Vice President, Corporate Controller. Prior to joining the Company, Mr. Berge was employed by Price Waterhouse LLP from 1991 through 1998 where he served most recently as an audit manager. Mr. Berge is a certified public accountant and holds a B.S. degree in Accounting from the State University of New York at Oswego.

PATRICK J. BEYER (age 51) joined the Company as President of CONMED International in December 2014. Prior to joining CONMED, Mr. Beyer served as Chief Executive Officer of ICNet, a privately held infectious control software company from 2010 to 2014 when the company was sold. Prior to this, Mr. Beyer spent 21 years at Stryker Corporation where he led Stryker Europe from 2005-2009; Stryker UK, South Africa and Ireland from 2002 to 2005 and Stryker Medical from 1999 to 2002. Mr. Beyer graduated from Kalamazoo College with a BA in Economics, Western Michigan University with an MBA in Finance and Harvard Business School’s Advanced Management Program.

HEATHER L. COHEN (age 44) joined the Company in October 2001 as Associate Counsel and served as Deputy General Counsel from March 2002 to February 2015 and as the Company’s Secretary since March 2008. In June 2008, Ms. Cohen was also named the Vice President of Corporate Human Resources. In March 2013, Ms. Cohen’s title was changed to Executive Vice President, Human Resources, Deputy General Counsel and Secretary and in April 2015 her title changed to Executive Vice President, Human Resources & Secretary. Prior to joining the Company, Ms. Cohen was an Associate Attorney with the law firm Getnick Livingston Atkinson Gigliotti & Priore, LLP from 1998 to 2001. Ms. Cohen holds a B.A. in Political Science and Education from Colgate University and a J.D. from Emory University.

NATHAN FOLKERT (age 42) joined the Company as the Vice President, General Manager, U.S. Orthopedics in September 2015. Prior to joining CONMED, Mr. Folkert served in leadership positions with Zimmer, most recently as the President, Trauma Division from January 2013 to June 2015, prior to this as the General Manager, Canada from January 2010 to January 2013 and other managerial positions from 2007 to 2010. Prior to Zimmer, Mr. Folkert was employed by Wheelchair Professionals from 2005 to 2007 and with Stryker Corporation from 2000 to 2005. Mr. Folkert graduated with a B.S. degree in Political Science from the United States Military Academy at West Point and also earned his M.B.A. from the University of Notre Dame Mendoza College of Business.

DANIEL S. JONAS (age 53) joined the Company as General Counsel in August 1998 and in addition became the Vice President-Legal Affairs in March 1999. In March 2013, Mr. Jonas’ title was changed to Executive Vice President, Legal Affairs & General Counsel. Prior to his employment with the Company, Mr. Jonas was a partner with the law firm of Harter, Secrest & Emery, LLP in Syracuse from January 1998 to August 1998, having joined the firm as an Associate Attorney in 1995. Mr. Jonas holds an A.B. degree from Brown University and a J.D. from the University of Pennsylvania Law School.

JOHN E. (JED) KENNEDY (age 59) joined the Company in September 2012 as Vice President and General Manager, Visualization and Endomechanical. In January 2015, Mr. Kennedy became Vice President and General Manager, U.S. Endoscopic Technologies. Prior to joining CONMED, Mr. Kennedy served as President and Chief Executive Officer of Viking Systems, Inc. from January 2010 to September 2012. Mr. Kennedy had formerly served as President and Chief Operating Officer of Viking Systems, Inc. from October 2007 to December 2009.  Prior to October 2007, Mr. Kennedy was the President of the Vision Systems Group at Viking Systems, Inc. From January 1997 to September 2007, Mr. Kennedy held various executive positions with Vista Medical Technologies, Inc. Prior to joining Vista Medical Technologies, Inc., Mr. Kennedy held various positions in Manufacturing, Quality Engineering and Product Development at Smith & Nephew Endoscopy from 1984 through January 1997. Prior to 1984, he held various engineering positions at Honeywell’s Electro-Optics and Avionics divisions. Mr. Kennedy received a B.S. in Manufacturing Engineering from Boston University in 1979.

JOHONNA PELLETIER (age 44) joined the Company in 2005 as Tax Director. Effective April 1, 2015, Ms. Pelletier was promoted to Treasurer and Vice President, Tax. Prior to joining the Company, she was employed by PricewaterhouseCoopers LLP where she most recently served as a tax senior manager. She is a certified public accountant and graduated with a B.S. degree in Accounting from Le Moyne College.

STANLEY W. (BILL) PETERS (age 42) joined the Company as Vice President and General Manager, U.S. Advanced Surgical in January 2015. Prior to joining CONMED, Mr. Peters served as Director of Sales for Mako Surgical Corporation from 2012 to 2014. Mako was purchased by Stryker in December 2013. Prior to this, Mr. Peters served as an executive with EndoGastric Solutions from 2011 to 2012 and in sales leadership roles at Intuitive Surgical from 2009 to 2011. Prior to Intuitive Surgical, Mr. Peters was employed at Stryker in sales leadership from 2004 to 2009. Mr. Peters graduated from Ohio University with a B.B.A. degree in Finance.

LUKE A. POMILIO (age 52) joined the Company as Controller in September 1995. Subsequently, Mr. Pomilio assumed additional responsibility for certain corporate functions including worldwide operations and select administrative functions. In May 2009, Mr. Pomilio was promoted to Vice President, Controller and Corporate General Manager. In March 2013, Mr. Pomilio’s title was changed to Executive Vice President, Controller and Corporate General Manager. Effective April 1, 2015, Mr. Pomilio was promoted to Executive Vice President, Finance & Chief Financial Officer. Prior to his employment with the Company, Mr. Pomilio was employed as a manager with Price Waterhouse LLP. Mr. Pomilio is a certified public accountant and graduated with a B.S. degree in Accounting from Clarkson University.

WILFREDO RUIZ-CABAN (age 52) joined the Company as the Executive Vice President, Quality Assurance & Regulatory Affairs in September 2015 and in February of 2016 was named Executive Vice President, Quality Assurance, Regulatory Affairs and Operations. Prior to joining CONMED, Mr. Ruiz served as the Director, Americas Global Manufacturing from June 2015 to September 2015 and prior to this as the Worldwide Quality Operations Director from August 2012 to June 2015 with Johnson & Johnson, DePuy Synthes. Prior to Johnson & Johnson, Mr. Ruiz served as the Senior Manufacturing Director for Medtronic from June 2009 to August 2012. Mr. Ruiz also held a number of managerial positions in manufacturing and quality operations. Mr. Ruiz graduated from Cornell University with a B.S. degree in both Electrical and Material Science Engineering and a G.M.B.A. from the Thunderbird School of Global Management.

PETER K. SHAGORY (age 48) joined the Company as Executive Vice President, Strategy and Corporate Development in May 2015. Mr. Shagory has more than 20 years of experience in healthcare venture investing and mergers and acquisitions through his previous venture capital, investment banking and corporate roles. Prior to joining CONMED, from June 2013 to May 2015 Mr. Shagory was employed in the strategy and business development group for Cardinal Health’s Medical Products Group within the Medical Segment, where he played a key role in Cardinal Health’s entry into the interventional cardiovascular and the advanced wound care categories. Prior to that, Mr. Shagory led the healthcare and life sciences investment effort at Baird Venture Partners from January 2004 to mid-2013, focusing on medical technology and research tools and diagnostics. Mr. Shagory earned an MBA from Dartmouth’s Tuck School of Business and a B.S. in Finance from Miami University in Oxford, Ohio.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES,
LEADERSHIP STRUCTURE AND RISK OVERSIGHT

During 2016, the full Board of Directors met four times in person or by telephone conference, and twice by unanimous written consent. Each director attended 100% of the total 2016 full board meetings.

The Board of Directors has a leadership structure with a Chairman, whose role is to set an agenda for meetings and to preside at the meetings of the full Board of Directors. The Board has also decided, for the time being, to spread the work of positions as chairs of the four (4) Board committees. The Board has opted to separate the roles of the Chairman and the CEO at this time. While the Board may change this structure in the future, the separation of the roles is believed to be appropriate at this time to allow the Chairman to focus on corporate governance and succession planning while the CEO can simultaneously focus on the management of the Company’s operations. The Board also based, in part, its decision to split the Chairman and CEO role upon feedback from our shareholders.

The role of the Board of Directors with respect to oversight of risk is to review at least annually a risk management matrix maintained by management, with the CEO to inform the Board of any changes to the matrix during the course of the year, or to alert the Board to any significant risks or any risks requiring changes to the matrix during the course of the year as they arise.

Board Committees:

The Company’s Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Strategy Committee. Current members of the individual committees are named below:

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategy Committee
John L. Workman, Chair	Dirk M. Kuyper, Chair	Brian P. Concannon, Chair	Charles M. Farkas, Chair
David Bronson	Charles M. Farkas	David Bronson	Brian P. Concannon
Jo Ann Golden	Martha Goldberg Aronson	Dirk M. Kuyper	Jerome J. Lande
Mark E. Tryniski	Jerome J. Lande	Mark E. Tryniski	Mark E. Tryniski

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of four independent directors. As more fully detailed in its charter, the Audit Committee is charged with (a) oversight of the Company’s accounting and financial reporting principles, policies and internal accounting controls and procedures; (b) oversight of the Company’s financial statements and the independent audit thereof; (c) nominating the outside independent registered public accounting firm to be proposed for shareholder approval; (d) evaluating and, where deemed appropriate, replacing the independent registered public accounting firm; (e) pre-approving all services permitted by law to be performed by the independent registered public accounting firm; (f) approving all related-party transactions above $5,000; (g) establishing procedures for (i) the receipt, retention and treatment of complaints by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters; and (h) the oversight of the Company’s response to claims involving potential financial fraud or ethics matters. The Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. The Audit Committee met five times during 2016. All then-current members of the Audit Committee attended every meeting. The current Audit Committee Charter is on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/investor-relations). The charter is also available in print to any shareholder who requests it.

The Compensation Committee currently consists of four independent directors. As set forth in its charter, the Compensation Committee is charged with reviewing and establishing levels of salary, bonuses, benefits and other compensation for the Company’s NEO and other officers. The Compensation Committee met five times during 2016. All then-current members of the Compensation Committee attended every meeting. The Compensation Committee, and the full Board of Directors, has determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because the value of senior management’s short-term incentives are balanced by the value of longer-term incentives. Employees below the senior management level are provided annual incentives that are lower in relation to salary and therefore do not have an incentive that results in risk to the Company as a result of compensation practices or structure. The current Compensation Committee Charter is available on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/investor-relations). The charter is also available in print to any shareholder who requests it.

The Corporate Governance and Nominating Committee currently consists of four independent directors. As stated in its charter, the Corporate Governance and Nominating Committee is responsible for recommending individuals to the full Board of Directors for nominations as members of the Board of Directors, and for developing and recommending to the full Board of Directors a set of corporate governance principles. The Corporate Governance and Nominating Committee will consider, but is not obligated to accept, shareholder recommendations for individuals to be nominated provided that such recommendations are submitted in writing to the Company’s General Counsel within the time frame for shareholder proposals for the Annual Meeting, (more information concerning director nominations is set forth below under the heading Corporate Governance and Nominating Committee Report). With respect to diversity, while the Company does not have a formal diversity policy with respect to the Board of Directors, the Corporate Governance and Nominating Committee, as well as the full Board, believes that diversity should be considered with respect to experience in managing companies both public and private, in financial matters, in experience with United States and international business, and in the medical field. The Corporate Governance and Nominating Committee met five times during 2016. All then-current members of the Corporate Governance and Nominating Committee attended every meeting. The current Corporate Governance and Nominating Committee Charter and Corporate Governance Principles are available on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/investor-relations). The charter is also available in print to any shareholder who requests it.

The Strategy Committee currently consists of four independent directors. As stated in its charter, the Strategy Committee is responsible for overseeing the long-term strategy of the Company, risks and opportunities related to such strategy, and strategic decisions regarding investments, acquisitions and divestitures of the Company. The Strategy Committee met five times in 2016. All members of the Strategy Committee attended every meeting. The current Strategy Committee Charter is available on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/investor-relations). The charter is also available in print to any shareholder who requests it.

AUDIT COMMITTEE REPORT

The role of the Audit Committee is to assist the Board of Directors in its oversight of the financial management, independent auditor and financial reporting controls and accounting policies and procedures of the Company. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the NASDAQ Stock Market and the rules under the Exchange Act in that no member of the Audit Committee has received any payments, other than compensation for Board services, from the Company, and has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past four years. Although not currently engaged professionally in the practice of auditing or accounting, the Audit Committee and Board of Directors have determined that Messrs. Bronson, Tryniski and Workman and Ms. Golden qualify as “audit committee financial experts” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the implementing regulations and that such qualifications were acquired through relevant education and work experience. In preparation for Ms. Golden reaching the term limit for Board service at the end of the 2017-18 term, and in order to effect an orderly transition, the Audit Committee appointed Mr. Workman as Committee Chair during 2016, with the expectation that Ms. Golden would continue to serve on the Audit Committee and be available for guidance. The Audit Committee operates pursuant to a Charter that was last amended by the Board of Directors on February 25, 2013. A copy of the amended charter, which more fully describes the duties and responsibilities of the Audit Committee, is available on the Company’s web site in the corporate governance tab of the investor relations section (at http://www.conmed.com/en/investor-relations).

Management is responsible for CONMED’s internal controls, financial reporting process and compliance with laws and regulations. The independent registered public accounting firm is responsible for performing an integrated audit of CONMED’s consolidated financial statements and of its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s responsibility is to monitor and oversee these processes, as well as to attend to the matters set forth in the amended charter.

In this context, the Audit Committee met five times during 2016 and held numerous discussions with management and with the independent registered public accounting firm, including executive meetings without management present. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed under PCAOB Auditing Standard No. 16 (Communication with Audit Committees).

CONMED’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter regarding the independent registered public accounting firm’s independence required by the PCAOB (Rule 3526, Communications with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm its independence. In this regard, the Audit Committee evaluates the fees proposed and billed for non-audit services and also considers the nature and scope of non-audit services when evaluating the independence of the independent registered public accounting firm, all of which the Audit Committee pre-approves. Taking all of these matters into consideration, the Audit Committee has determined that the provision of non-audit services by the independent registered public accounting firm, and the fees and costs incurred in connection with those services, are compatible with the auditor’s independence in light of the nature and extent of permissible non-audit services provided to the Company.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the company’s independent registered public accounting firm. In connection with considering whether to retain PricewaterhouseCoopers LLP, the Audit Committee considers, among other things, its familiarity with the Company’s business and operations, its knowledge of and exposure to the industry as a whole, its quality of communication with the Audit Committee, its ability to provide knowledgeable staff, and the expertise and responsiveness of the national office and other experts in various fields within the audit firm. The members of the Audit Committee and the Board have considered the length of the independent registered public accounting firm’s engagement with the Company, the amount of the fees charged and the tenor of the negotiations concerning such fees, as well as the shareholder ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Considering all of these factors, the members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent”.

Based upon the Audit Committee’s review and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in CONMED’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,

John L. Workman (Chair)	David Bronson
Jo Ann Golden	Mark E. Tryniski

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE REPORT

The role of the Corporate Governance and Nominating Committee is to recommend individuals to the Board for nomination as members of the Board and its committees and to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Board of Directors, in its business judgment, has determined that all members of the Corporate Governance and Nominating Committee are “independent”, as required by applicable listing standards of the NASDAQ Stock Market, in that no member of the Corporate Governance and Nominating Committee has received any payments, other than compensation for Board services, from the Company. The Corporate Governance and Nominating Committee operates pursuant to a Charter that was last amended and restated by the Board of Directors on February 25, 2013. A copy of the amended and restated charter is available on the Company’s web site in the corporate governance tab of the investor relations section.

The Corporate Governance and Nominating Committee has no fixed process for identifying and evaluating potential candidates to be nominees. The Corporate Governance and Nominating Committee has no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Corporate Governance and Nominating Committee has opted to retain the flexibility to consider such factors as it deems appropriate. These factors may include judgment, skill, diversity, reputation, experience with businesses and other organizations of comparable size as executives, directors or in other leadership positions, an understanding of finance and financial reporting processes, a corporate governance background, the ability to dedicate significant time for service on the Company’s Board of Directors, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. In this regard, the Corporate Governance and Nominating Committee also looks for the skills and expertise required to satisfy the listing requirements of the NASDAQ Stock Market, on which CONMED’s stock is traded.

During 2016, the Corporate Governance and Nominating Committee concluded a search process and appointed Martha Goldberg Aronson to the Board. The Corporate Governance and Nominating Committee also considered and made changes to the Committee membership of the Board by appointing directors to different committees in the following respects: Mr. Lande rotated off the Corporate Governance and Nominating Committee, Mr. Bronson and Mr. Kuyper were added to the Corporate Governance and Nominating Committee; and Ms. Goldberg Aronson was added to the Compensation Committee. Further, anticipating Ms. Golden’s stepping down from the Board following her 2017-18 term, the Corporate Governance and Nominating Committee recommended and appointed Mr. Workman as chair of the Audit Committee.

The Committee may consider candidates proposed by management, but is not required to do so. As previously disclosed, the Corporate Governance and Nominating Committee will consider any nominees submitted to the Company by shareholders wishing to propose nominees for election as directors at the 2018 Annual Meeting, provided that the shareholders proposing any such nominees have adhered to specified advance notice procedures contained in the Company’s by-laws, a copy of which is available on request to the General Counsel of the Company, CONMED Corporation, 525 French Road, Utica, New York 13502 (Telephone (315) 797-8375).

Submitted by the Corporate Governance and Nominating Committee,

Brian P. Concannon (Chair)	David Bronson
Dirk M. Kuyper	Mark E. Tryniski

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who wish to communicate with the Board of Directors as a group or an individual director may do so by sending correspondence to the attention of the General Counsel of the Company at 525 French Road, Utica, New York 13502 with a cover letter specifying the intended recipient. At this time, no communications received by the Company in this manner will be screened, although this could change without prior notice. As set forth in the Company’s Corporate Governance Principles, the Company’s policy is that directors will attend the Annual Meeting of Shareholders, absent exceptional circumstances. Historically, all directors have attended the Annual Meeting of Shareholders, and all directors then in office were present at the 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”).

ETHICS DISCLOSURE

The Company has adopted, as of March 31, 2003, and updated on February 28, 2017, an ethics program which applies to all employees, including senior financial officers and the principal executive officer. The ethics program is available through the “Investors” section of the CONMED Corporation web site (http://www.conmed.com), and is administered by the Company’s General Counsel. The Program codifies standards reasonably necessary to deter wrongdoing and to promote honest and ethical conduct, avoidance of conflicts of interest, full, fair, accurate, timely and understandable disclosure, compliance with laws, prompt internal reporting of code violations and accountability for adherence to the code and permits anonymous reporting by employees to an independent third party, which will alert the Chair of the Audit Committee of the Board of Directors if and when it receives any anonymous reports. No waivers under the Ethics Program have been granted.

OTHER MATTERS

On February 25, 2014, the Company entered into the Coppersmith Nomination and Standstill Agreement with significant shareholder Coppersmith Capital Management, LLC, Jerome J. Lande, Craig Rosenblum (collectively, the “Coppersmith Group”) and Curt R. Hartman. Under the terms of the Coppersmith Nomination and Standstill Agreement, the Company agreed to increase the size of the Board of Directors and appoint Jerome J. Lande and Curt R. Hartman to the Board of Directors, effective March 1, 2014. The Company also agreed to appoint Mr. Lande to the Corporate Governance and Nominating Committee and the Compensation Committee and Mr. Hartman to the Audit Committee. The Company’s Board of Directors and the Corporate Governance and Nominating Committee of the Board agreed to nominate, recommend and support, and solicit proxies on behalf of, Mr. Lande, Mr. Hartman and Mr. Farkas, who was an independent director candidate selected by the Company from a list of candidates provided before execution of the Coppersmith Nomination and Standstill Agreement to the Coppersmith Group (Mr. Farkas, Mr. Lande and Mr. Hartman, the “New Nominees”) for election as directors at the 2014 Annual Meeting. All three New Nominees were elected to the Company’s Board of Directors at the 2014 Annual Meeting. The Company’s Board of Directors and the Corporate Governance and Nominating Committee of the Board also agreed to nominate, recommend and support, and solicit proxies on behalf of, the New Nominees for election as a director at the 2015 Annual Meeting. Under the terms of the Coppersmith Nomination and Standstill Agreement, the Coppersmith Group agreed to vote all of the shares of Common Stock that it beneficially owns in favor of the election of the Company’s nominees for director at the 2014 and 2015 annual meetings of shareholders and in accordance with the Board of Director’s recommendation for each other proposal to come before the 2014 and 2015 annual meetings of shareholders if Mr. Lande has voted for such proposal in his capacity as a director. The Coppersmith Group had also agreed to certain standstill provisions that were in effect from February 25, 2014 until the expiration of the agreement on February 25, 2016.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. The aggregate fees and expenses billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and December 31, 2015, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those years, for the audit of the Company’s internal control over financial reporting as of December 31, 2016 and December 31, 2015, and all other audit related, tax consulting and other fees and expenses, are set forth in the table below.

Fee Summary	2016	2015
Audit Fees:
Audit of Annual Financial Statements and Interim Reviews	$1,912,200	$1,704,900
Audit of Internal Control over Financial Reporting	Included above	Included above
SEC Registration Statements	$8,500	$8,500
Total Audit Fees	$1,920,700	$1,713,400
Audit Related Fees:
Advisory Services	$0	$0
Tax Fees:
Tax Compliance and Consulting Services	$536,800	$472,200
All Other Fees:
Research Service License	$1,800	$1,800
Total Fees and Expenses	$2,459,300	$2,187,400

The Audit Committee has adopted procedures requiring prior approval of particular engagements for services rendered by the Company’s independent registered public accounting firm. Consistent with applicable laws, the Audit Committee has delegated its authority to pre-approve work by the independent registered public accounting firm and related-party transactions to the Chair of the Audit Committee, who is required to disclose any such pre-approvals at the Audit Committee’s next meeting. All fee amounts set forth in the table above were pre-approved.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion & Analysis (“CD&A”) describes the philosophy, objectives and structure of our fiscal year 2016 executive compensation program. This CD&A is intended to be read in conjunction with the tables beginning on page 37, which provide further historical compensation information for our named executive officers (“NEOs”) as identified below.

Name	Title
Curt R. Hartman	Chief Executive Officer
Luke A. Pomilio	Chief Financial Officer
Patrick J. Beyer	President, CONMED International
Nathan Folkert	Vice President & General Manager, U.S. Orthopedics
Stanley W. (Bill) Peters	Vice President & General Manager, U.S. Advanced Surgical

Quick CD&A Reference Guide

Executive Summary	Section I
Objectives and Philosophy	Section II
Compensation Decision-Making Process	Section III
Competitive Market Analysis	Section IV
Elements of Executive Compensation	Section V
Additional Compensation Policies and Practices	Section VI

I.	Executive Summary

CONMED continues to undergo a transformation process. This multi-year process began from the top – a major overhaul of the Board of Directors (eight of the ten directors appointed since the 2013 Annual Shareholders Meeting), a new CEO appointed in 2014, as well as seven other leadership changes over the past two years to add experienced industry leaders to our team. This process has involved one major, transformative acquisition – SurgiQuest.

As this transformation continues, it is important that our compensation program continues to reward executives for focus and achievement of the Company’s short- and long-term performance goals. This is important, as our Company’s performance is very much dependent on the talents, skills and engagement of our people. We measure corporate performance by growth in sales and earnings, and these goals are directly reflected in our annual bonus plan. Strengthening our stock price performance over the long-term is also a focus as we continue this strategic transformation; as such, our equity incentives are delivered as stock options and, to a lesser degree, restricted stock units (“RSUs”). Finally, our executives are measured by their individual contributions to the Company’s success, and this is reflected in a small portion of the annual bonus as well as in base salary adjustments.

Overview of Pay Program

Our pay program is reflective of our business strategy, our desire to fairly and appropriately pay our executive team, and our desire to align management with shareholder interests.

While there is no fixed formula, the Compensation Committee seeks an appropriate balance between cash and non-cash compensation, short and long term incentives, at-risk compensation and the appropriate mix of different forms of equity compensation. In addition, the Compensation Committee believes that senior executives who have greater and more direct impact and influence over the Company’s overall performance should receive a significant proportion of equity relative to their total compensation, thus seeking to align the executive’s incentives and impact with the value he or she brings to the corporate-wide performance.

Our executive pay program consists of three major elements:

Base Salary

•      Individual salaries are established at time of hire and adjusted thereafter by committee discretion

•      Designed to be competitive within the market and industry, and to reflect individual performance and contribution

Short-Term Incentive (“STI”)

•      Cash incentives intended to reward the achievement of annual corporate financial goals as well as individual accomplishments and contributions

•      For 2016, performance measures were Total Sales Growth on a constant currency basis and Adjusted EPS, as well as individual performance goals

Long-Term Incentives (“LTI”)

•      Equity awards with lengthy vesting periods for retentive purposes as well as to focus executives on long-term share price appreciation, which are intended to align shareholder and management interests

•      For 2016, equity delivered as stock options and RSUs

•      Outstanding equity awards include performance share units (“PSUs”) awarded to our CEO in 2015

Target Pay

To promote the performance-based culture as described above, and to align the interests of management and shareholders, our executive compensation program focuses on variable compensation. Our CEO’s and other NEO’s target pay mix in 2016 illustrate this:

Compensation Program Governance

Best Practices We Employ
✓ Majority of NEO compensation tied to long-term performance	X Incentive program designs do not encourage excessive risk taking
✓ Equity awards granted in 2015 and beyond require a double trigger for Change in Control vesting acceleration	X Hedging is not permitted
✓ Stock ownership guidelines of 4x salary for CEO, 3x for the CFO, and 1x for other NEOs	X Our equity plan does not allow repricing of underwater options without shareholder approval
✓ Appropriate caps on incentive plan payouts	X We do not provide executive perquisites
✓ Compensation committee is comprised entirely of independent directors	X Excise tax-gross ups are not permitted
✓ Compensation committee engages an independent consultant	X We do not pay dividends on unvested equity awards
✓ Compensation committee regularly meets in executive session without management present
✓ Annual risk assessment of the compensation program
✓ Robust holding requirements until minimum share ownership requirements are achieved
✓ Minimum vesting schedule of at least 12 months for equity awards

2016 Say-on-Pay Vote Results

The Compensation Committee reviewed the voting results on the advisory resolution, commonly referred to as a “say-on-pay” resolution, when evaluating our executive compensation programs and noted 96.9% of the shares that were voted by shareholders at the 2016 Annual Shareholders meeting voted in favor of the compensation program. The Compensation Committee believes that these voting results reflect strong shareholder support for our current compensation practices. Accordingly, we did not make significant changes to our executive compensation practices or programs based on the results of the vote. The Compensation Committee will continue to review our executive compensation program as well as consider the outcome of our “say on pay” votes when making future compensation decisions for the NEOs.

II.	Objectives and Philosophy

CONMED’s executive compensation program reflects the following principles:

•	Attract, retain and motivate top talent.
•	Provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of shareholder value, as well as facilitate executive retention.
•	Align the executives’ interests with those of shareholders through long-term incentives linked to specific performance of objective goals.

III.	Compensation Decision-Making Process

Role of Board of Directors and Compensation Consultant

The Compensation Committee oversees all aspects of compensation for our executive officers. The Compensation Committee relies on the CEO along with the Executive Vice President of Human Resources to make recommendations on compensation levels for the executives (other than the CEO). The Compensation Committee structures the executive compensation program to balance the goals of linking pay-to-performance and creating alignment with shareowner interests with the challenge of retaining and motivating a qualified executive team to provide business continuity and strategic leadership.

In the fall of 2015, the Compensation Committee, after a thorough review process, retained Radford as its independent compensation consultant in connection with the compensation paid to the NEOs and the executives, and to review director compensation. Radford does not provide any material services to management and the Compensation Committee has determined that it does not have any business or personal relationship with any member of the Committee or management.

In determining executive compensation, the Compensation Committee obtains input and advice from Radford, and reviews recommendations from our CEO with respect to the performance and compensation of our other NEOs. The Board of Directors, upon recommendation from the Compensation Committee, reviews and approves CEO and NEO performance awards and compensation.

Risk Assessment

The Compensation Committee evaluates the Company’s compensation programs to assess whether such programs as designed or administered would facilitate or encourage excessive risk-taking by employees. The Committee has concluded that the programs are not reasonably likely to have a material adverse effect on the Company in part due to the following program elements: (i) limits provided on annual incentive and long-term performance awards, (ii) the potential opportunity derived from long-term incentive programs outweigh the benefit available under the annual incentive programs thereby creating a focus on sustained Company operational and financial performance, and (iii) the stock ownership guidelines impacting all executives.

IV.	Competitive Market Analysis

Our compensation committee utilizes a comparative framework to help define specific peer companies with which we compete for talent, and several data sources to help with the assessment.

Primary Market (Peer Companies)	Secondary Market (Survey Data)	Data Sources
• Specific peers in the medical device industry with a similar business and financial profile	• Broader, size-appropriate comparisons in the medical device industry	• Public SEC filings for specific peers • Radford Global Life Sciences Survey

We regularly review this competitive data which includes data with respect to salary, bonus, and equity across a range of percentiles. There is no fixed formula or percentile of market-established compensation levels which the Company strives to meet and the benchmark data reviewed includes a range from the 25th percentile to the 75th percentile. This data is but one factor considered in our evaluation. Other factors considered include the scope of the executive’s role within our Company, the performance of the individual, and the expected future contributions of the individual.

2016 Peer Group

Each year the Compensation Committee works with our independent compensation consultant to review compensation for similar positions at other corporations within a designated peer group of companies to ensure that the Company’s overall compensation levels, and the components thereof, are appropriate.

Our 2016 Peer Group was as follows:

Align Technologies	Hill-Rom Holdings	Orthofix International
Analogic Corporation	Integra Life Sciences	Sirona Dental Systems
The Cooper Companies	Invacare Corporation	Steris
Globus Medical	Masimo Corporation	Teleflex Incorporated
Greatbatch	Merit Medical Systems	Thoratec
Haemonetics Corporation	NuVasive	West Pharmaceutical Services

As our Company evolves, we continue to revisit and refine, as needed, this peer group. To select peers for 2017, we worked with Radford to consider companies which generally fit within the following criteria:

•	Market Capitalization – 1/3 to 3x CONMED’s current market capitalization
•	Revenue – 1/3 to 3x CONMED’s trailing twelve-month revenue
•	Headcount – 1/3 – 3x CONMED’s current headcount

As a result of this analysis, we removed the following companies, and added the following companies:

Removed Company	Reasoning	New for 2017
Steris	Market value (~$6.1B), revenue (~$2.4B) and headcount (14,000) are all above the criteria range	• Cantel Medical
The Cooper Companies	Market value (~$8.8B) is above the criteria range by over 2x	• NXstage Medial
Thoratec	Acquired by St. Jude Medical in October of 2015 and no compensation data is available for FY15

V.	Elements of Executive Compensation

NEO compensation primarily consists of base salary, annual incentive awards, and annual grants of equity awards. These elements are in line with the level of responsibility and impact on our results for each executive.

Base Salary

An NEO’s salary is initially established based upon an evaluation of the competitive salaries for similar positions in the market. Absent a promotion or some other unusual circumstance, such as a change in responsibilities, salaries are reviewed once per year. In this process, the Compensation Committee considers the recommendation of the CEO along with the Executive Vice President of HR in reviewing and approving the base salaries of the executive officers (other than the CEO).

In making his recommendation for the NEOs and other executive officers, the CEO considers the individual’s contribution to the Company’s performance and exercises judgment and discretion when considering any additional factors that should appropriately affect the executive’s salary such as current compensation data derived from the proxies of the peer companies described above and, as appropriate, compensation data gathered from third-party surveys generally available to the Company. No specific formula is used to weigh or evaluate these factors; rather, the CEO considers such factors on the whole when making a base salary recommendation.

As to the process for reviewing the base salary for the CEO, the Committee considers the Company’s performance, the CEO’s contribution and his responsibilities. No fixed formula or target percentile is established for setting the base salary. Consistent with Mr. Hartman and Mr. Pomilio’s requests to receive no increase in salary, neither received an increase in base salary for 2016.

NEO	2016 Base Salary		2015 Base Salary[1]		% Change
Curt R. Hartman	$710,000		$710,000		—
Luke A. Pomilio	$385,000		$385,000		—
Patrick J. Beyer	£278,409	[2]	£270,300	[2]	3.0%
Nathan Folkert	$353,500		$350,000		1.0%
Stanley W. (Bill) Peters	$343,375		$335,000		2.5%

_________________

(1)	The Company paid employees on a weekly basis until 2017. As a result of the prior weekly payroll system, in 2015 employees of the company, including Named Executive Officers, received 53 weeks of base salary pay instead of 52. The base salaries set forth in this table reflect each Named Executive Officer’s 52-week annualized salary for 2016 and 2015.
(2)	Mr. Beyer is located in the U.K and his base salary for 2016 and 2015 was paid in British pounds. Mr. Beyer’s salary in U.S. dollars would be $343,291 and $398,379 for 2016 and 2015, respectively, using spot exchange rates at December 30, 2016 and December 31, 2015 (the last business day of the year) of £0.811 and £0.6785 to U.S. $1.00 respectively.

Executive Bonus Plan

The Company maintains the shareholder-approved 2012 Bonus Plan, which may be used to pay incentive compensation to the Company executives, including our NEOs. For the NEOs, annual bonus targets and performance metrics are established in the first quarter of the year by the Compensation Committee and the Board of Directors at the meeting typically held in late February or early March.

2016 Executive Bonus Plan Performance Goals

The Bonus Plan performance goals for 2016 were established by the Compensation Committee in February 2016. The bonus payment is conditioned upon the achievement of certain threshold goals and is measured on a sliding scale between threshold and maximum performance. For 2016, each NEO’s bonus was based on three metrics: (i) Total Company Sales growth on a constant currency basis (“CC Sales Growth”); (ii) non-GAAP adjusted Cash Earnings Per Share (“Adjusted EPS”); and (iii) individual performance goals. The weighting of each performance metric (in each case, expressed as a percentage of the NEO’s annual base salary) varies by position, as follows:

	Threshold	Target	Maximum
Curt R. Hartman
CC Sales Growth	22.5%	45.0%	90.0%
Adjusted EPS	22.5%	45.0%	90.0%
CEO Goals	0.0%	10.0%	10.0%
Total	45.0%	100.0%	190.0%

Luke A. Pomilio
CC Sales Growth	15.0%	30.0%	60.0%
Adjusted EPS	12.5%	25.0%	50.0%
CFO Goals	0.0%	10.0%	10.0%
Total	27.5%	65.0%	120.0%

Patrick J. Beyer
CC Sales Growth	10.0%	20.0%	40.0%
Adjusted EPS	10.0%	20.0%	40.0%
International Goals	0.0%	5.0%	5.0%
R&D Goals	0.0%	5.0%	5.0%
Total	20.0%	50.0%	90.0%

Nathan Folkert
CC Sales Growth	10.0%	20.0%	40.0%
Adjusted EPS	10.0%	20.0%	40.0%
Orthopedics Goals	0.0%	10.0%	10.0%
Total	20.0%	50.0%	90.0%

Stanley W. (Bill) Peters
CC Sales Growth	10.0%	20.0%	40.0%
Adjusted EPS	10.0%	20.0%	40.0%
Advanced Surgical Goals	0.0%	10.0%	10.0%
Total	20.0%	50.0%	90.0%

The corporate goals were set and measured as follows:

CC Sales Growth			Adjusted EPS
CC Sales Growth	$ Millions	Payout	$	Payout
0.70%	750	50%	1.75	50%
2.00%	760	75%	1.85	75%
3.20%	770	100%	1.90	100%
3.90%	775	150%	1.95	150%
4.50%	780	200%	2.00	200%

CC Sales Growth is calculated by taking GAAP sales and adjusting for the impact of actual foreign exchange rates versus budgeted foreign exchange rates. For bonus purposes, sales growth may be reduced to account for the impact of acquisitions to the extent such acquisitions are not reflected in the sales growth target.

Adjusted EPS for these purposes is adjusted for unusual items, including restructuring charges, changes in tax or accounting rules, or other special or nonrecurring events. The Compensation Committee structured this scale to incent executives with challenging targets based upon the Company’s internal goals and guidance to investors.

In addition, each NEO’s annual bonus was subject to performance goals specific to the individual’s areas of responsibility:

•	Mr. Hartman’s goals included the development and implementation of strategic initiatives;
•	Mr. Pomilio’s goals included the development and implementation of strategic and operational initiatives;
•	Mr. Beyer’s goals included strategic and operational initiatives for the International business as well as goals related to R&D;
•	Mr. Folkert’s goals included strategic and operational initiatives specific to the U.S. Orthopedics business;
•	Mr. Peters’ goals included strategic and operational initiatives specific to the U.S. Advanced Surgical business.

2016 Actual Payouts

For 2016, the Company achieved:

•	CC Sales Growth of 1.4%, which is 63% of target
•	Adjusted EPS of $1.84, or 73% of target

Below is a reconciliation of GAAP to Adjusted EPS (in $ thousands):

	Twelve Months Ended December 31, 2016
	Gross Profit	Selling & Administrative Expense	Operating Income	Other Expense	Tax Expense	Effective Tax Rate	Net Income	Diluted EPS
As reported	$408,330	$338,400	$37,676	$2,942	$4,711	24.3%	$14,664	$0.52
% of sales	53.5%	44.3%	4.9%
Restructuring costs	7,612	(6,873)	14,485	—	4,919		9,566	0.35
Business acquisition costs	—	(20,599)	20,599	—	7,173		13,426	0.48
Gain on sale of facility	—	1,890	(1,890)	—	(853)		(1,037)	(0.04)
Debt refinancing costs	—	—	—	(2,942)	930		2,012	0.07
	$415,942	$312,818	$70,870	$—	$16,880	30.4%	$38,631	$1.38
% of sales	54.5%	41.0%	9.3%
Amortization of intangible assets	$6,000	$(13,989)	$19,989	$—	$7,197		12,792	0.46
Adjusted earnings							$51,423	$1.84

Applying these results, as well as the achievement of the individual performance goals for each NEO, bonuses were earned as follows:

NEO	Bonus Target (as % of Base Salary)	CC Sales Growth Performance Achieved	Adjusted EPS Performance Achieved	Individual Performance Achieved	FY 2016 Actual Performance Achieved (as % of target bonus)	FY 2016 Earned Bonus (as % of base salary)	FY 2016 Earned Bonus ($)
Curt R. Hartman	100%	63%	73%	100%	71%	71%	$506,230
Luke A. Pomilio	65%	63%	73%	100%	73%	47%	$181,528
Patrick J. Beyer	50%	63%	73%	100%	74%	37%	$127,704[1]
Nathan Folkert	50%	63%	73%	92%	73%	36%	$128,568
Stanley W. (Bill) Peters	50%	63%	73%	100%	74%	37%	$127,736

_________________

(1)	Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his bonus compensation is paid in British pounds. These components were converted to U.S. dollars using an exchange rate of £0.811 to U.S. $1.00, which was the spot rate as of December 30, 2016 (the last business day of the year).

Discretionary Bonuses

The Compensation Committee has the discretion to award discretionary bonuses in recognition of exceptional individual performance or effort, including awards upon the recommendation of the CEO. For 2016, the Committee recommended and the Board supported, a discretionary bonus of $8,584 (2.5% of annual base salary) to Mr. Peters based on his achievements in connection with the financial performance of the AirSeal product.

Annual Equity Compensation

We believe our long-term incentive awards align the interests of NEOs with those of shareholders, encourage long-term retention, and provide an appropriate balance to the short-term incentives offered by the 2012 Bonus Plan. Given our strategic transformation, we believe that an appropriate long-term emphasis on stock price appreciation is appropriate, which creates an immediate, strong alignment of shareholder and management interests. Accordingly, a significant portion of our long-term equity awards are granted in the form of stock options or stock appreciation rights (“SARs”). We also utilize RSUs, when appropriate, to emphasize retention and stock ownership given the grants have value immediately upon vesting. We have evaluated the use of Performance Share Units (“PSUs”) and have elected not to use this vehicle in our current annual equity program at this time and instead have elected to use stock options which we believe more closely align the interests of our executives (including our NEOs) to the long term interests of shareholders. We have used PSUs in the instance of the 2015 grant of PSUs to Mr. Hartman as described below. The Compensation Committee believes this approach is consistent with its philosophy that those employees, the NEOs in particular, who are in a position to most directly impact corporate performance should have the highest risk/reward potential tied to corporate performance. Equity compensation awards to our NEOs are mainly granted under our Amended and Restated 2015 Long-Term Incentive Plan (the “LTIP”) or, in certain circumstances, the 2006 Stock Incentive Plan. The Compensation Committee generally determines the amount of equity compensation for each NEO other than the CEO, based in part, on recommendations from the CEO and Executive Vice President of HR. Additionally, the Committee reviews the annual and aggregate dilutive impact of our equity grants. CONMED’s burn rate for 2016 as well as our 3-year average burn rate approximates the 50th percentile of our 2016 Peer Group.

For 2016, our executive equity grants consisted of RSUs and stock options, as set forth below:

NEO	# RSUs	# Options
Curt R. Hartman	9,000	170,000
Luke A. Pomilio	2,600	50,100
Patrick J. Beyer	2,900	55,300
Nathan Folkert	2,000	38,000
Stanley W. (Bill) Peters	1,700	32,700

Our NEOs were granted annual awards of RSUs and stock options effective March 1, 2016, following the review of 2015 performance at the February 2016 Board meeting. The RSUs and stock option awards vest ratably over four and five years, respectively, with 25% and 20% of each award vesting annually. Although annual grants are generally intended to incentivize future performance, in determining the size of grants, the Committee may consider, among other factors, individual contributions and performance during the preceding fiscal year. The exercise price on all outstanding stock options and SARs is equal to the quoted closing price of the stock on the date of grant. Stock options, SARs, RSUs and PSUs are generally nontransferable other than on death and expire ten years from date of grant. The Company has a policy against cash buyouts of underwater stock options or SARs, and such repurchases are expressly prohibited by the LTIP, unless approved by shareholders.

These equity grants, as well as the annual equity grants made to NEOs in 2015 under the LTIP, are subject to “double-trigger” vesting on a termination of the NEO’s employment by the Company other than for “cause” or by the NEO for “good reason” (each as defined in the award agreement) within two and one-half years following the change in control (as defined in the applicable award agreement).

VI.	Additional Compensation Policies and Practices

Retirement Benefits

All employees in the United States, including the NEOs, are eligible to participate in the Retirement Savings Plan and were eligible to participate in the Retirement Pension Plan if employed by the Company prior to May 14, 2009. The Company maintains the Benefits Restoration Plan for eligible employees including the NEOs, except in the case of Mr. Beyer who participates in a program designed to compensate him in a similar fashion in accordance with practices in the UK. The following summary of the terms of these plans is qualified in its entirety by reference to the complete plan documents.

Retirement Pension Plan

As of May 14, 2009, pension accruals under the CONMED Corporation Retirement Pension Plan were frozen and participants do not accrue any additional benefits after that date.

Retirement Savings Plan

The Retirement Savings Plan (the “Savings Plan”) is a tax-qualified (401(k)) retirement savings plan pursuant to which all U.S. employees are eligible after completing three months of service, including the NEOs who meet the Savings Plan’s requirements. Effective January 1, 2010, the Savings Plan was amended to provide a 100% matching contribution up to a maximum of seven percent of the participant’s (including each NEO’s) compensation.

Benefits Restoration Plan

The Company has established a Benefits Restoration Plan effective January 1, 2010. The Benefits Restoration Plan is a funded nonqualified deferred compensation plan that provides eligible employees, which include the NEOs, the opportunity to defer receipt of up to 50% of base salary and up to 100% of incentive compensation and to receive seven percent (7%) matching contributions or other contributions from the Company that would otherwise be unavailable under our Savings Plan because of limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”). In addition, similar to the Savings Plan, the Company has discretion to contribute to the Benefits Restoration Plan in addition to the match. The funds are invested based upon the investments selected by the participant from the investments available under the Savings Plan.

A participant is 100% vested in the participant’s contributions and any earnings. The Company’s match and any discretionary contributions to a participant’s deferred compensation account vest subject to a “Rule of 65”, which is defined so that vesting occurs when the sum of the participant’s age plus years of service equal to 65. Upon a “change in control”, the unvested portion of a participant’s account will automatically become vested. For purposes of the Benefits Restoration Plan, a “change in control” has the meaning provided in any written agreement between any participant and the employer, if applicable, and if there is no such written agreement with the employer defining a change in control, then a change in control generally means an acquisition of 25% or more of the outstanding voting shares or a change in a majority of the Board of Directors.

Recoupment Policy

In the interest of further aligning the interests of the NEOs with those of our shareholders, the Company’s Recoupment Policy allows the Committee to require any participant or former participant in the Bonus Plan or recipient of performance-based equity awards in any of the prior three years to repay to the Company all or a portion of the amount received in connection with a fiscal year in which either (i) there was a recalculation of a financial or other performance metric related to the determination of a bonus award or performance-based equity award due to an error in the original calculation or (ii) there was a restatement of earnings for the Company due to material noncompliance with any financial reporting requirement under either GAAP or federal securities laws, other than as a result of changes to accounting policy, rules or regulation; and (iii) the restated earnings or corrected performance measurement would have (or likely would have) resulted in a smaller award than the amount actually received by the participant. A similar recoupment provision is extended to non-executives who participate in other Company incentive programs.

Stock Ownership Guidelines

The Company’s stock ownership guidelines are designed to encourage share ownership so that our executives have a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholder. The ownership guidelines cover all executive officers of the Company, including all NEOs. The guidelines are as follows:

Position	Required Salary Multiple
President and CEO	4x base salary
CFO	3x base salary
All other executive officers	1x base salary

The following share types are included under these guidelines: shares directly owned, shares jointly owned and estimated net after tax shares of unvested RSUs. Share ownership guidelines for officers reaching the age of 62 are reduced by 50%. Executives are required to be in compliance with these guidelines within five years of becoming subject to this policy. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.

All NEOs were in compliance with the guidelines as assessed as of December 31, 2016.

Anti-Hedging Policies

The Company also prohibits its officers and directors from holding any derivatives other than those issued by the Company. The intention of this policy is to align the interests of senior management with those of the holders of the Common Stock.

Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer, employed on the last day of any fiscal year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Committee considers deductibility as one factor when making a decision regarding executive compensation. In order to maximize the deductibility of the executives’ pay, the shareholder-approved Bonus Plan, LTIP and the proposed Executive Bonus Plan are each structured such that performance-based annual incentive bonuses and performance based equity compensation paid under those plans for our most senior executives are expected to constitute qualifying performance-based compensation under Section 162(m). However, in some cases, the Committee may determine it is appropriate to provide compensation that may exceed deductibility limits in order to recognize performance, meet market demands and retain key executives.

Employment Contracts

As a general matter, all Company employees are employed on an “at-will” basis, and the Company does not enter into employment agreements except as may be customary in regions outside of the United States.

Mr. Hartman’s Compensation Arrangements

Effective November 9, 2014, the Company entered into a letter agreement with Mr. Hartman, outlining the terms of his employment as President and CEO of the Company (the “CEO Employment Letter”). The CEO Employment Letter provides Mr. Hartman with a minimum base salary of $710,000 and a target bonus equal to 100% of his annual base salary. The CEO Employment Letter also provides that Mr. Hartman is subject to certain restrictive covenants, including confidentiality and non-disparagement covenants, and two-year post-termination restrictions on competition and solicitation of the Company’s customers and employees. Additionally, as outlined in the CEO Employment Letter, Mr. Hartman participates in the Executive Severance Plan as described below.

Mr. Hartman was awarded an equity grant on February 24, 2015 (“CEO Performance Award”) in the form of PSUs under the LTIP. The CEO Performance Award provides for a target number of 100,000 PSUs, with the actual number of PSUs earned ranging from 0% to a maximum of 200% of target depending on the Company’s total shareholder return relative to the S&P 1500 Health Care Equipment Select Index over the performance period of January 1, 2015 to December 31, 2019:

Relative Performance	Percentage of Target Units Earned
+15.8% above index	200%
+11.0% above index	150%
+8.2% above index	125%
+5.7% above index	100%
+3.6% above index	75%
+2.0% above index	50%
Below +2.0% above index	0%

The PSUs will be earned, in three separate tranches, subject to adjustment from 0% to 200% based on the Company’s performance as of each of the three vesting dates: (1) 20,000 PSUs (at target) on December 31, 2017, (2) 20,000 PSUs (at target) on December 31, 2018 and (3) 100,000 PSUs (at target) on December 31, 2019, less the number of PSUs paid out based on actual performance in respect of earlier vesting dates. In general, Mr. Hartman must remain employed through the applicable vesting date in order to receive payment in respect of earned PSUs. If Mr. Hartman becomes disabled or dies during the performance period, unvested PSUs will immediately become vested on a pro rata basis measured based on the number of months completed from January 1, 2015 until the termination date, relative to 60 months, with the number of vested PSUs deemed to be earned based on the level of actual performance achieved through the termination date. Currently, the Company’s total shareholder return is below the index.

Upon a “change in control” of the Company (as defined in the CEO Performance Award agreement), outstanding unvested PSUs will be deemed to be earned based on the level of performance actually achieved through the change in control date. In order to balance the risks of an outsized payment for a change in control occurring early in the performance period and take into account Mr. Hartman’s influence on the Company’s stock price, the number of PSUs earned is subject to downward adjustment for a change in control prior to the fifth year of the performance period, with the magnitude of the adjustment based on the change in control price, as follows:

	Percentage of Units Earned for a Change in Control (within the following periods after commencement of the Performance Period):
Price at Change in Control Date	0-12 months	13-24 months	25-36 months	37-48 months	49-60 months
$60 or less	20%	40%	60%	80%	100%
$60-$80	30%	40%	60%	80%	100%
$80-$105	45%	50%	60%	80%	100%
Above $105	60%	60%	60%	80%	100%

Earned PSUs will not automatically vest on a change in control, but will remain outstanding and continue to vest, subject to Mr. Hartman’s continued employment, upon the vesting dates described above, or earlier upon a termination of Mr. Hartman’s employment by the Company other than for “cause” or by Mr. Hartman for “good reason” (each as defined in the award agreement) within two years following the change in control.

The goal of the CEO Performance Award was to present Mr. Hartman with the opportunity to earn a superior payment for superior Company performance based on the Company’s total shareholder return relative to a peer index. The Company’s stock price performance is measured against total shareholder return over a five-year performance period, in order to motivate longer-term performance and provide incentives for Mr. Hartman to remain with the Company. The five-year period is balanced by opportunities to earn awards after the third and fourth years of the performance period to drive shorter-term business objectives.

Total shareholder return, compared to an index of our industry peers, was selected by the Compensation Committee as the CEO Performance Award’s sole performance measure in order to provide strong alignment with shareholder interests and permit multi-year performance measurement without the need to establish multi-year goals. A rigorous payout schedule was established, so that substantial outperformance is required in order to earn awards above target levels. No PSUs will be earned unless the Company’s total shareholder return exceeds the S&P 1500 Health Care Equipment Select Index by at least 2.0%, and in order for Mr. Hartman to earn the maximum number of PSUs, our total shareholder return for the performance period must exceed the index by 15.8%.

As of December 31, 2016, the Company’s actual performance based on total shareholder return relative to the S&P 1500 Health Care Equipment Select Index is below the threshold level required for Mr. Hartman to earn any portion of his PSUs.

Executive Severance Plan

The Company maintains an Executive severance plan (the “Executive Severance Plan”) in which all of the NEOs participate. The CEO’s benefit under the Executive Severance Plan is two (2.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and three (3.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. The CFO’s benefit under the Executive Severance Plan is one and one-half (1.5) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination and two and one-half (2.5) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned for a change in control involuntary termination. Each other NEO’s severance benefit is one (1.0) times salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned for a non-change in control involuntary termination without cause or for good reason and two (2.0) times salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned level for a change in control involuntary termination without cause or for good reason.

For purposes of the Executive Severance Plan, “Cause” generally means the NEO’s willful and continued failure to substantially perform his duties or willfully engaging in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates. “Good Reason” generally includes any material and adverse change in the NEO’s duties, responsibilities, titles or offices with the Company, a material reduction in the rate of annual base salary or annual target bonus opportunity, or any requirement that the NEO be based more than 50 miles from the office where he is located. “Change in Control” generally means a change in the majority combined voting power of the Company (other than transactions involving related parties), the shareholders approve a plan of complete liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets. Change in Control benefits apply for involuntary terminations without Cause or for Good Reason within the two (2) year period following a Change in Control. The Executive Severance Plan also contains certain restrictive covenants, including a non-disparagement covenant and one-year post-termination restrictions on competition and solicitation of the Company’s customers and employees.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Dirk M. Kuyper (Chair)	Charles M. Farkas
Martha Goldberg Aronson	Jerome J. Lande

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary[1]($)	Bonus[2] ($)	Stock Awards[3] ($)	Option/ SAR Awards[4]($)	Non-Equity Incentive Plan Compensation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[6] ($)	All Other Compensation[7] ($)	Total
Curt R. Hartman –	2016	$710,000	$—	$358,830	$1,477,300	$506,230	$—	$37,828	$3,090,188
President & Chief	2015	$724,318	$213,000	$4,156,140	$1,685,815	$106,500	$—	$70,936	$6,956,709
Executive Officer	2014	$262,406	$—	$1,305,670	$—	$257,771	$—	$49,020	$1,874,867

Luke A. Pomilio	2016	$385,000	$—	$103,662	$435,369	$181,528	$28,161	$40,607	$1,174,327
– Executive Vice President,	2015	$394,787	$48,125	$123,120	$522,910	$44,275	$—	$370,952	$1,504,169
Finance & Chief Financial Officer	2014	$328,692	$—	$145,925	$104,543	$168,236	$73,126	$57,527	$878,049

Patrick J. Beyer	2016	$341,625	$—	$115,623	$480,557	$127,704	$—	$62,580	$1,128,089
–President, CONMED International[8]	2015	$425,959	$59,690	$138,510	$576,337	$92,321	$—	$65,326	$1,358,143

Nathan Folkert – Vice President & General Manager, U.S. Orthopedics	2016	$352,827	$—	$79,740	$330,220	$128,568	$—	$115,646	$1,007,001

Stanley W. (Bill) Peters – Vice President & General Manager, U.S. Advanced Surgical	2016	$341,603	$8,584	$67,779	$284,163	$127,736	$—	$43,108	$872,973

_________________

(1)	Salary reflects actual salary earned. Salary levels are adjusted annually typically in March. Accordingly, any salary levels listed in the Compensation Discussion and Analysis (the “CD&A”) may not match amounts actually paid during the course of the year. In addition, the Company paid employees on a weekly basis until 2017. As a result of the prior weekly payroll system, in 2015 employees of the company, including our NEOs, received 53 weeks of base salary pay instead of 52 weeks.
(2)	The 2016 amount reflects the one-time discretionary payment to Mr. Peters of $8,584 as described above in CD&A under “Discretionary Bonuses”. No other NEO received a discretionary bonus during 2016.
(3)	Amounts in this column reflect the grant date fair value of PSUs for Mr. Hartman in 2015 and RSUs for all NEOs in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 8, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2016 Annual Report on Form 10-K (available at http://www.conmed.com).
(4)	Amounts in this column reflect the grant date fair value of SARs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 8, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2016 Annual Report on Form 10-K.
(5)	Non-Equity Incentive Plan Compensation represents earnings under the Company’s 2012 Bonus Plan and is calculated as a percentage of each NEO’s Salary (as defined in the CD&A). See “2016 Executive Bonus Plan Performance Goals” on page 28 in the CD&A for an additional discussion of 2016 annual incentive payments under the Company’s Bonus Plan.
(6)	Amounts in this column represent the increase in the actuarial present value of the executive’s accumulated benefit under the CONMED Corporation Retirement Pension Plan (a defined benefit plan) during 2016 and 2014. For 2015, the actuarial value decreased by $26,340 for Mr. Pomilio. Actuarial value computations are based on the assumptions established in accordance with Compensation – Retirement Benefits Topic of the FASB ASC and discussed in Note 10, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2016 Annual Report on Form 10-K.
(7)	All 2016 Other Compensation consists of the following:
	401(k) Employer Contributions(a)	Benefit Restoration Plan Employer Contributions(b)	Certain Other Payments(c)	Total All Other Compensation
Curt R. Hartman	$7,678	$29,315	$835	$37,828
Luke A. Pomilio	$15,181	$24,590	$836	$40,607
Patrick J. Beyer	$—	$—	$62,580	$62,580
Nathan Folkert	$18,000	$—	$97,646	$115,646
Stanley W. (Bill) Peters	$16,969	$20,987	$5,152	$43,108

(a)	Amounts represent 2016 Company contributions to employee 401(k) plan accounts on the same terms offered to all other employees.
(b)	Amounts represent 2016 Company contributions to the Benefits Restoration Plan (“BRP”).
(c)	Certain other payments include retirement plan payments of $47,783 to Mr. Beyer who participates in a program designed to compensate him in a similar fashion as the BRP in accordance with practices in the UK, and payments of $14,797 in respect of his car allowance. For Mr. Folkert, such payments include relocation expenses of $91,799 in connection with his required relocation to Largo, Florida and costs associated with attending a sales force award trip in 2016. All other compensation does not include the costs for health insurance, long-term disability insurance, life insurance and other benefits generally available to other employees on the same terms as those offered to the officers listed above.
(8)	Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, all of his cash compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rates as of December 30, 2016 and December 31, 2015, respectively, (the last business day of the year) of £0.811 and £0.6785 to U.S. $1.00. If we had converted Mr. Beyer’s 2016 total compensation at the December 31, 2015 spot exchange rate, his total compensation would have been $1,231,962.

Grants of Plan-Based Awards

The table below summarizes the estimated cash awards under the Bonus Plan as well as equity compensation granted during 2016. Information regarding the terms of these awards can be found under the headings “Executive Bonus Plan” and “Annual Equity Compensation” in the CD&A.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[2]	All Other Option Awards: Number of Securities Underlying Options (#)[2]	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)[3]
Curt R. Hartman	3/01/2016 3/01/2016 N/A	— — $319,500	— — $710,000	— — $1,349,000	— — —	— — —	— — —	9,000 — —	— 170,000 —	— $39.87 —	$358,830 $1,477,300 —

Luke A. Pomilio	3/01/2016 3/01/2016 N/A	— — $105,875	— — $250,250	— — $462,000	— — —	— — —	— — —	2,600 — —	— 50,100 —	— $39.87 —	$103,662 $435,369 —

Patrick J. Beyer [5]	3/01/2016 3/01/2016 N/A	— — $68,658	— — $171,645	— — $308,962	— — —	— — —	— — —	2,900 — —	— 55,300 —	— $39.87 —	$115,623 $480,557 —

Nathan Folkert	3/01/2016 3/01/2016 N/A	— — $70,700	— — $176,750	— — $318,150	— — —	— — —	— — —	2,000 — —	— 38,000 —	— $39.87 —	$79,740 $330,220 —

Stanley W. (Bill) Peters	3/01/2016 3/01/2016 N/A	— — $68,675	— — $171,688	— — $309,038	— — —	— — —	— — —	1,700 — —	— 32,700 —	— $39.87 —	$67,779 $284,163 —

(1)	Non-Equity Incentive Compensation represents earnings under the Company’s 2012 Bonus Plan. The threshold, target and maximum compensation for all NEOs is a percentage of Salary (as defined in the CD&A) at December 31, 2016. The compensation is based on financial factors as well as individual goals as further described in the Executive Bonus Plan section of the CD&A. During 2016, Mr. Hartman, Mr. Pomilio, Mr. Beyer, Mr. Folkert and Mr. Peters earned non-equity incentive compensation equal to 71%, 47%, 37%, 36% and 37% respectively, of their base salaries.
(2)	The amounts shown in column (i) represent the total RSUs awarded to the named executive officers. RSU awards granted as of March 1, 2016 vest annually over a period of four years. The amounts shown in column (j) represent the total stock options awarded to the named executive officers. Stock option awards granted as of March 1, 2016 vest annually over a period of five years.
(3)	Amounts in this column reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 8, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2016 Annual Report on Form 10-K.
(4)	During 2016, all NEOs earned RSUs and stock options as reported in the “Stock Awards” and “Option/SAR Awards” columns of the Summary Compensation Table.
(5)	Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his non-equity incentive plan compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 30, 2016 (the last business day of the year) of £0.811 to U.S. $1.00.

Material terms related to the NEOs’ compensation are described in the CD&A, footnotes to the Summary Compensation Table, Grants of Plan-Based Awards table and under the section “Potential Payments on Termination or Change-in-Control”.

Outstanding Equity Awards at Fiscal Year-End

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards[11]					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[12]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Curt R. Hartman	— — 29,660 — —	— — 118,640[5] — 170,000[9]	— — — — —	— — $51.30 — $39.87	— — 2/27/2025 — 3/1/2026	— 5,850[8] — 9,000[10] —	— $258,395 — $397,530 —	100,000[1] — — — —	$4,417,000 — — — —

Luke A. Pomilio	8,000 10,000 10,000 8,000 — 7,200 — — — 3,120 — 9,200 — —	— — — 2,000[2] — 4,800[3] — — — 4,680[4] — 36,800[5] — 50,100[9]	— — — — — — — — — — — — — —	$16.46 $19.26 $27.63 $26.09 — $32.93 — — — $44.90 — $51.30 — $39.87	6/1/2019 6/1/2020 6/1/2021 6/1/2022 — 6/1/2023 — — — 6/1/2024 — 2/27/2025 — 3/1/2026	— — — — 800[2] — 2,000[6] 2,000[6] 1,950[7] — 1,800[8] — 2,600[10] —	— — — — $35,336 — $88,340 $88,340 $86,132 — $79,506 — $114,842 —	— — — — — — — — — — — — — —	— — — — — — — — — — — — — —

Patrick J. Beyer	— 10,140 — —	— 40,560[5] — 55,300[9]	— — — —	— $51.30 — $39.87	— 2/27/2025 — 3/1/2026	2,025[8] — 2,900[10] —	$89,444 — $128,093 —	— — — —	— — — —

Nathan Folkert	— —	— 38,000[9]	— —	— $39.87	— 3/1/2026	2,000[10] —	$88,340 —	— —	— —

Stanley W. (Bill) Peters	— 6,000 — —	— 24,000[5] — 32,700[9]	— — — —	— $51.30 — $39.87	— 2/27/2025 — 3/1/2026	1,200[8] — 1,700[10] —	$53,004 — $75,089 —	— — — —	— — — —

(1)	Mr. Hartman was granted 100,000 PSUs on February 24, 2015. The PSUs will be earned, in three separate tranches, subject to adjustment from 0% to 200% based on the Company’s performance as of each of the three vesting dates: (1) 20,000 PSUs (at target) on December 31, 2017, (2) 20,000 PSUs (at target) on December 31, 2018 and (3) 100,000 PSUs (at target) on December 31, 2019, less the number of PSUs paid out based on actual performance in respect of earlier vesting dates. As of December 31, 2016, the Company’s actual performance is below threshold level of achievement required for any of the PSUs to be earned. The amount above is recorded at target.
(2)	Scheduled to vest on June 1, 2017.
(3)	Scheduled to vest in equal installments of 2,400 shares per year for Mr. Pomilio on June 1, 2017 and June 1, 2018.
(4)	Scheduled to vest in equal installments of 1,560 shares per year for Mr. Pomilio on June 1, 2017, June 1, 2018 and June 1, 2019.
(5)	Schedule to vest in equal installments of 29,660, 9,200, 10,140 and 6,000 shares per year for Mr. Hartman, Mr. Pomilio, Mr. Beyer and Mr. Peters, respectively, on March 1, 2017, March 1, 2018, March 1, 2019 and March 1, 2020.

(6)	Scheduled to vest in equal installments of 1,000 shares per year for Mr. Pomilio on June 1, 2017 and June 1, 2018.
(7)	Scheduled to vest in equal installments of 650 shares per year for Mr. Pomilio on June 1, 2017, June 1, 2018 and June 1, 2019.
(8)	Scheduled to vest in equal installments of 1,950, 600, 675 and 400 shares per year for Mr. Hartman, Mr. Pomilio, Mr. Beyer and Mr. Peters, respectively, on March 1, 2017, March 1, 2018 and March 1, 2019.
(9)	Scheduled to vest in equal installments of 34,000, 10,020, 11,060, 7,600 and 6,540 shares per year for Mr. Hartman, Mr. Pomilio, Mr. Beyer, Mr. Folkert and Mr. Peters, respectively, beginning on March 1, 2017 and each March 1st thereafter through 2021.
(10)	Scheduled to vest in equal installments of 2,250, 650, 725, 500 and 425 shares per year for Mr. Hartman, Mr. Pomilio, Mr. Beyer, Mr. Folkert, and Mr. Peters, respectively, beginning on March 1, 2017 and each March 1st thereafter through 2020.
(11)	All outstanding option awards are SARs or stock options.
(12)	Value shown for unvested RSUs is based on the December 30, 2016 (the last trading day of the year) closing stock price on the NASDAQ of $44.17.

Option Exercises and Stock Vested

(a)	(b)	(c)	(d)	(e)
	Option Awards[1]		Stock Awards[3]
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise[2] ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[4] ($)
Curt R. Hartman	—	$—	1,950	$77,747

Luke A. Pomilio	20,000	$270,500	5,850	$239,487

Patrick J. Beyer	—	$—	675	$26,912

Nathan Folkert	—	$—	—	$—

Stanley W. (Bill) Peters	—	$—	400	$15,948

(1)	Amount relates to SAR exercises during 2016.
(2)	Calculated by multiplying the number of shares purchased by the difference between the exercise price of the SAR and the market price of the Common Stock on the date of exercise.
(3)	Amount relates to the RSUs that vested during 2016.
(4)	Calculated by multiplying the number of shares vested by the market price of the Common Stock on the date of vesting.

Pension Benefits

As discussed in the CD&A under the heading “Retirement Pension Plan”, the Company sponsors the CONMED Corporation Retirement Pension Plan (“the Retirement Plan”). Under the Retirement Plan, upon the later of age 65 or the completion of five years of participation, a participant is entitled to annual pension benefits equal to the greater of: (a) 1.65% of a participant’s average monthly compensation multiplied by years of benefit service with the product being reduced by 0.65% of a participant’s monthly covered wages multiplied by years of benefit service (not to exceed 35) or (b) the benefit the participant would have been entitled to prior to December 31, 2003. Special plan provisions exist for early retirement, deferred retirement, death or disability prior to eligibility for retirement and lump sum benefit payments. A participant is vested after five years of service. The participant may elect one of the following forms of payment: lump sum distribution for benefits earned through December 31, 2003, single life annuity or joint and survivor annuity. The pension accruals were frozen under the Retirement Plan effective May 14, 2009, therefore no additional benefits accrued after that date. As a result, years of actual service will not equal the years of credited service noted below. During 2016, the only NEO with years of credited service under the plan is our Executive VP, Finance & Chief Financial Officer. The below table reflects the present value of accumulated benefits payable and years of credited service, determined using interest rate and mortality assumptions consistent with those used in the Company’s financial statements.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During the Last Fiscal Year ($)

Luke A. Pomilio	CONMED Corporation Retirement Pension Plan	12	$271,466	$—

(1)	Amounts in this column reflect the present value of accumulated benefits in accordance with Compensation – Retirement Benefits Topic 715 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 10, (“Employee Benefit Plans”), to the Consolidated Financial Statements in Item 15 to the Company’s 2016 Annual Report on Form 10-K.

Non-Qualified Deferred Compensation

The table below shows the executive contributions, Company contributions and aggregate earnings related to deferred compensation for all NEOs during 2016. Effective January 1, 2010, the Company began offering a Benefits Restoration Plan to eligible employees, including all NEOs. This Plan provides the opportunity to defer receipt of up to 50% of base salary and up to 100% of annual cash incentive compensation and to receive 7% matching contributions from the Company that would otherwise be unavailable under our 401(k) plan because of limits imposed by the Code. Refer to the section “Retirement Benefits - Benefits Restoration Plan” in the CD&A for further details.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY1 ($)	Registrant Contributions in Last FY2 ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Curt R. Hartman	$221,485	$29,315	$34,576	$—	$453,112

Luke A. Pomilio	$264,014	$24,590	$53,552	$—	$1,362,083

Stanley W. (Bill) Peters	$75,000	$20,987	$—	$—	$95,987

(1)	Executive contributions related to the Benefit Restoration Plan were included in earnings in 2016.
(2)	Registrant contributions related to the Benefit Restoration Plan were included in earnings in 2016.

Potential Payments on Termination or Change in Control

Termination/No Change in Control

The table below represents the payments the NEOs would receive if they were terminated by the Company without cause or resigned for good reason on December 31, 2016 and no change in control had occurred. The table assumes the termination by the Company without cause (as defined in the Executive Severance Plan). No payments will be made, other than accrued benefits, if an NEO is terminated for cause or resigns without good reason.

Name	Salary Continuation or Severance ($)[1]

Curt R. Hartman	$2,245,730

Luke A. Pomilio	$782,946

Patrick J. Beyer[2]	$470,731

Nathan Folkert	$422,061

Stanley W. (Bill) Peters	$432,750

(1)	Amount represents the sum of the executive’s base salary and the two-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2016 multiplied by the applicable severance multiple as defined in the Executive Severance Plan. The severance multiple is defined as two (2.0) for Mr. Hartman, one and one-half (1.5) for Mr. Pomilio, and one (1.0) for Messrs. Beyer, Folkert and Peters.
(2)	Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his compensation is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 30, 2016 (the last business day of the year) of £0.811 to U.S. $1.00.

Under the terms of the Company’s equity award programs, the vesting date for all outstanding stock options, SARs and RSUs granted to any NEO would accelerate to the date of termination due to death or disability. In those circumstances, the value of equity awards vesting would be the same as described below for a termination in connection with a Change in Control. Upon disability or death, Mr. Hartman’s PSUs would immediately become vested on a pro rata basis measured based on the number of months completed from the beginning of the performance period. These PSUs would be payable based on actual achievement of the performance goals. Based on the Company’s total shareholder return relative to the S&P 1500 Healthcare Equipment Select Index as of December 31, 2016, no PSUs would be earned upon Mr. Hartman’s death or disability. Upon Mr. Hartman’s death or disability, if threshold level performance were achieved, the value of PSUs vesting would be $883,400; if target performance were achieved the value of PSUs vesting would be $1,766,800; and at maximum performance the value of PSUs vesting would be $3,533,600, in each case based on the Company’s stock price as of December 30, 2016.

Termination/Change in Control

The table below represents the earnings the NEOs would receive upon a qualifying termination in connection with a change in control on December 31, 2016 under the Executive Severance Plan and under the terms of the Benefits Restoration Plan as further described in the CD&A.

Name	Salary Continuation or Severance[1] ($)	Intrinsic Value of Unvested Stock Awards ($)[2]	Intrinsic Value of Unvested Options and SARs ($)[2]	Value of Unvested Company BRP Contributions ($)	Total ($)
Curt R. Hartman[3]	$3,213,501	$655,924	$731,000	$99,243	$4,699,668

Luke A. Pomilio[4]	$1,330,970	$492,495	$305,542	$—	$2,129,007

Patrick J. Beyer[5]	$941,462	$217,537	$237,790	$—	$1,396,789

Nathan Folkert	$947,568	$88,340	$163,400	$—	$1,199,308

Stanley W. (Bill) Peters	$948,695	$128,093	$140,610	$20,987	$1,238,385

(1)	Amount represents the sum of the executive’s base salary and the three-year average of the non-equity incentive plan compensation and discretionary bonus earned as of December 31, 2016 multiplied by the applicable severance multiple. The severance multiple is defined as three (3.0) for Mr. Hartman, two and one-half (2.5) for Mr. Pomilio and two (2.0) for each other NEO.
(2)	As described above under “CD&A – Annual Equity Awards”, unvested equity awards held by each NEO (other than Mr. Hartman’s PSU awards) are subject to accelerated vesting upon a qualifying termination in connection with a change in control. The intrinsic value of unvested equity awards is calculated by taking the product of (a) $44.17, which was the closing market price of our common stock as of December 30, 2016, the last business day of 2016, (less the exercise price of any stock option or SAR), and (b) the number of stock awards subject to acceleration. See “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” for information on the awards and the unvested portion of such awards.
(3)	The Intrinsic Value of Unvested Stock Awards disclosed for Mr. Hartman assumes no vesting of his outstanding PSU awards given the Company’s total shareholder return relative to the S&P 1500 Healthcare Equipment Select Index. Upon a change in control in connection with a qualifying termination, if threshold level performance were achieved, the value of PSUs vesting would be $883,400; if target performance were achieved the value of PSUs vesting would be $1,766,800; and at maximum performance the value of PSUs vesting would be $3,533,600, in each case based on the Company’s stock price as of December 30, 2016. The terms of Mr. Hartman’s PSU awards are described in greater detail above under “Employment Contracts – Mr. Hartman’s Compensation Arrangements.”
(4)	Mr. Pomilio’s intrinsic value of unvested stock awards and unvested SARs includes $298,147 and $90,112, respectively, that would be subject to accelerated vesting upon a change in control without a qualifying termination. No other NEO would be entitled to acceleration of any of his equity awards upon a change in control without a qualifying termination.
(5)	Mr. Beyer is located in the U.K., and, while the amounts shown in this table are expressed in U.S. dollars, his salary continuation or severance is paid in British pounds. This was converted to U.S. dollars using the spot exchange rate as of December 30, 2016 (the last business day of the year) of £0.811 to U.S. $1.00.
(6)	No NEOs would receive any other accelerated or enhanced deferred compensation payments or benefits upon a change in control other than as described in this table. As described in the CD&A under “Retirement Benefits – Benefits Restoration Plan”, upon a change in control, the unvested portion of each NEO’s account will automatically become vested.

DIRECTOR COMPENSATION

The Company uses a mix of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Director compensation consists of a mix of an annual retainer and equity compensation for non-employee directors.

The Compensation Committee and the full Board of Directors generally review director fees every three years. As disclosed in last year’s Proxy Statement, the Compensation Committee reviewed the fees in 2015 with the assistance of Radford, the Compensation Committee’s compensation consultant. During 2015, Radford recommended that director equity compensation be changed from fixed-share equity awards to value-based equity awards so as to bring clarity to the budgeting process, and to allow for improved benchmarking. These recommendations were implemented in 2016, with the Compensation Committee and Board of Directors concluding, based on the Radford recommendation, that directors should receive equity with a Black Scholes valuation of $150,000 with a value ratio of 1:3 of stock options to RSUs, with the Chairman of the Board to receive equity awards with a total Black Scholes value of $200,000 with the same 1:3 value ratio of stock options to RSUs.

Cash Compensation Paid to Directors

For 2016, each director received cash fee compensation as described below:

Director Cash Fee Compensation Plan

Annual Retainer Total (Paid Quarterly)
Chairman (None if Executive Officer)	$90,000 (two times director fee)
Directors (Non-Executive only)	$45,000
Audit Committee Chair	$30,000
Audit Committee Member	$15,000
Governance/ Compensation Chair	$15,000
Governance/ Compensation Committee Member	$7,500
Strategy Committee Chair	$15,000
Strategy Committee Member	$7,500

Equity Compensation Awarded to Directors

In 2016, each non-employee director received a grant of 5,396 stock options and 2,739 RSUs, with the Chairman of the Board receiving 7,195 stock options and 3,653 RSUs, which, in each case, will vest on June 1, 2017, with one exception as noted below with respect to the cancellation of the 2016 equity awards to Mr. Lande. The 2016 awards were issued from the Amended and Restated 2016 Non-Employee Director Equity Compensation Plan. During 2016, at the request of Mr. Lande, in order to comply with internal compensation requirements from Scopia Capital Management LP, Mr. Lande’s employer (and a shareholder of CONMED), the Compensation Committee and the Board of Directors agreed to cancel the equity compensation awards that were issued to Mr. Lande in 2016. Mr. Lande received no value for the cancellation of these awards.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[2]	Total ($)

Mark E. Tryniski	$120,000	$149,992	$50,005	$319,997

David Bronson	$63,750	$112,463	$37,502	$213,715

Brian P. Concannon	$67,500	$112,463	$37,502	$217,465

Charles M. Farkas	$67,500	$112,463	$37,502	$217,465

Martha Goldberg Aronson[3]	$50,625	$150,613	$37,502	$238,740

Jo Ann Golden	$67,500	$112,463	$37,502	$217,465

Dirk M. Kuyper	$63,750	$112,463	$37,502	$213,715

Jerome J. Lande	$63,750	$—	$—	$63,750

John L. Workman	$67,500	$112,463	$37,502	$217,465

(1)	Cash fees paid to directors may not match the amounts listed in the Director Cash Fee Compensation Plan due to changes in the committee assignments during the course of 2016. The fees earned or paid in cash with respect to Mr. Lande include amounts paid directly to Scopia Capital Management LP (“Scopia”) pursuant to the arrangement as further described below.
(2)	Amounts in this column reflect the grant date fair value of RSUs and stock options in accordance with Compensation – Stock Compensation Topic 718 of FASB ASC. The assumptions made in the valuation of these awards are set forth in Note 8, (“Shareholders’ Equity”), to the Consolidated Financial Statements in Item 15 to the Company’s 2016 Annual Report on Form 10-K (available at http://www.conmed.com). As noted above, the value assigned to the equity compensation for Jerome J. Lande reflects that the equity compensation awards were cancelled for no consideration on September 30, 2016 at Mr. Lande’s request.
(3)	In addition to the awards granted on June 1, 2016, Ms. Goldberg Aronson was awarded 1,000 RSUs upon her appointment to the Board of Directors on February 23, 2016 with a grant date fair value of $38,150.

Below is a summary of the stock options, SARs and RSUs outstanding for non-employee Directors as of December 31, 2016.

Name	Stock Option & SAR Awards Outstanding (#)	Stock Awards Outstanding (#)

Mark E. Tryniski	20,695	3,653

David Bronson	6,396	2,739

Brian P. Concannon	8,396	2,739

Charles M. Farkas	7,396	2,739

Martha Goldberg Aronson	5,396	3,739

Jo Ann Golden	8,896	2,739

Dirk M. Kuyper	8,396	2,739

Jerome J. Lande	2,000	—

John L. Workman	6,396	2,739

Since the third quarter of 2016, at the request of Mr. Lande, in order to comply with internal compliance and compensation policies of Scopia, Mr. Lande’s employer (and a shareholder of CONMED), Mr. Lande’s cash director fees have been paid by the Company directly to Scopia. Other than redirecting Mr. Lande’s cash fees to Scopia, Mr. Lande’s cash fees are the same as the fees that any other director serving on the same committees would receive.

Director Stock Ownership Requirements and Hedging Policy

In order to give the directors a direct stake in the Company’s future and to directly align their interests with those long-term interests of the shareholders, effective July 31, 2009 (and subsequently amended effective December 31, 2013), the Company adopted guidelines to encourage outright share ownership by directors. The ownership guidelines require directors to own four times their annual board retainer fee. Any new directors will be required to be in compliance with these guidelines within five years of becoming subject to this policy. The following share types are included under these guidelines: shares directly owned, shares jointly owned, estimated net after tax shares of unvested RSUs and shares held in saving plan accounts. These ownership guidelines also contain a retention requirement for equity-based awards until such time as the minimum share ownership is achieved. A complete copy of these guidelines is available on the Company’s website in the investor relations section.

The Company also prohibits its directors from holding any derivatives other than those issued by the Company. The intention of this policy is to align the interests of the Board of Directors with those of the holders of the Common Stock.

All directors were in compliance with these guidelines as assessed as of December 31, 2016.

BOARD OF DIRECTORS AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Board of Directors, which is presently composed of David Bronson, Brian P. Concannon, Charles M. Farkas, Martha Goldberg Aronson, Jo Ann Golden, Curt R. Hartman, Dirk M. Kuyper, Jerome J. Lande, Mark E. Tryniski and John L. Workman, establishes the compensation plans and specific compensation levels for Mr.

Hartman and for other executive officers through the Compensation Committee, and administers the Company’s equity incentive plans through the Compensation Committee.

In March 2003, the Audit Committee adopted a written charter specifying that it would pre-approve all transactions in which the Company is a participant and in which a related person has or will have a direct or indirect material interest, including without limitation any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. The charter requirement was incorporated into a policy in November 2003 under which requests for pre-approvals can be submitted to the Chair of the Audit Committee for pre-approval, with the Chair to report any such pre-approvals at the next scheduled meeting of the Audit Committee. Under the policy, such related-person transactions as further defined in the Company’s related-party policy must be approved or ratified by the Audit Committee. Further, any related-party transaction in which the projected spending is over $50,000 requires management to secure competitive bids to ensure that any proposal is reasonable with respect to costs. The Committee may also determine that the approval or ratification of such transaction should be considered by all of the disinterested members of the Board. Related persons include any of our directors or executive officers and their family members.

In considering whether to approve or ratify any related-person transaction, the chair or Committee, as applicable, may consider all factors that they deem relevant to the transaction, including, but not limited to: the size of the transaction and the amount payable to or receivable from a related person; the nature of the interest of the related person in the transaction; the Company’s prior dealings, if any, with the related party; whether the transaction may involve a conflict of interest; and whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

To identify related-person transactions, at least once a year all directors and executive officers of the Company are required to complete questionnaires seeking, among other things, disclosure with respect to such transactions of which such director or executive officer may be aware.

INSURANCE FOR DIRECTORS AND OFFICERS

The Company has entered into directors’ and officers’ insurance policies with Travelers Casualty and Surety Company of America, Federal Insurance Company, Illinois National Insurance Company, Liberty Insurance Underwriters Inc. and XL Specialty Insurance Co. covering the period from May 31, 2016 through May 30, 2017 at a total cost of $561,014 which covers directors and officers of the Company and its subsidiaries.

ANNUAL REPORT

The Company’s Annual Report to Shareholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 is being mailed with this proxy statement to shareholders of record on April 6, 2017. The annual report does not constitute a part of the proxy soliciting material and is not deemed “filed” with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of April 6, 2017, by each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the NEOs and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Patrick J. Beyer	38,861	*
David Bronson	13,635	*
Brian P. Concannon	20,135	*
Charles M. Farkas	18,640	*
Nathan Folkert	8,436	*
Martha Goldberg Aronson	10,135	*
Jo Ann Golden	31,678	*
Curt R. Hartman	137,020	*
Dirk M. Kuyper	20,135	*
Jerome J. Lande	9,000	*
Stanley W. (Bill) Peters	21,719	*
Luke A. Pomilio	117,679	*
Mark E. Tryniski	51,348	*
John L. Workman	16,635	*
Directors and executive officers as a group (20 persons)(1)	745,067	2.62
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	3,000,154	10.77
Scopia Capital Management LP(3) 152 West 57th Street, 33rd Floor New York, New York 10019	2,755,263	9.89
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	2,348,741	8.43
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	2,184,097	7.84
SMALLCAP World Fund, Inc.(6) 6455 Irvine Center Drive Irvine, CA 92618	2,141,654	7.69
Victory Capital Management Inc.(7) 4900 Tiedeman Rd., 4th Floor Brooklyn, OH 44144	1,905,640	6.84
Champlain Investment Partners, LLC(8) 180 Battery St. Burlington, VT 05401	1,484,835	5.33

Unless otherwise set forth above, the address of each of the above listed shareholders is c/o CONMED Corporation, 525 French Road, Utica, New York 13502

*	Less than 1%.

(1)	Includes 47,341 RSUs that will vest within 60 days held by the Directors, NEOs and the executive officers of the Company. As of April 6, 2017 the Company’s directors and executive officers as a group (20 persons) are the beneficial owners of 222,799 shares of Common Stock (excluding RSUs, Stock Options and SARs), which is approximately 0.80% of the Common Stock outstanding.
(2)	An Amendment to Schedule 13G filed with the SEC by BlackRock, Inc. on January 12, 2017 indicates beneficial ownership of 3,000,154 shares of Common Stock by virtue of having sole voting power over 2,939,162 shares of Common Stock and sole power to dispose of 3,000,154 shares of Common Stock in its role as investment advisor for certain funds.
(3)	An Amendment to the Schedule 13D filed with the SEC by Scopia Capital Management L.P. (“Scopia Management”), Scopia Management Inc. (“Scopia Inc.”), Matthew Sirovich and Jeremy Mindich, on May 6, 2016 indicates beneficial ownership of 2,755,263 shares of Common Stock by virtue of each filing person having shared voting power and shared power to dispose all such shares of Common Stock. Scopia Management is the investment manager of certain funds and a certain managed account, which have delegated to Scopia Management the sole authority to vote and dispose of the shares of Common Stock held by Scopia Management. Scopia Inc. is the general partner of Scopia Management, and Matthew Sirovich and Jeremy Mindich are each a Managing Director of Scopia Inc.
(4)	An Amendment to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2017 indicates beneficial ownership of 2,348,741 shares of Common Stock by virtue of having sole power to vote over 2,269,380 shares and sole power to dispose of 2,348,741 shares of Common Stock.
(5)	An Amendment to Schedule 13G filed with the SEC by The Vanguard Group, Inc. on February 10, 2017 indicates beneficial ownership of 2,184,097 shares of Common Stock by virtue of having sole voting power over 31,788 shares of Common Stock, shared voting power over 3,335 shares of Common Stock, sole power to dispose of 2,150,239 shares of Common Stock and shared power to dispose of 33,858 shares of Common Stock.
(6)	An Amendment to Schedule 13G filed with the SEC by SMALLCAP World Fund, Inc. on February 14, 2017 indicates beneficial ownership of 2,141,654 shares of Common Stock.
(7)	A Schedule 13G filed with the SEC by Victory Capital Management Inc. on February 10, 2017 indicates beneficial ownership of 1,905,640 shares of Common Stock by virtue of having sole power to vote over 1,855,700 shares and sole power to dispose of 1,905,640 shares of Common Stock.
(8)	A Schedule 13G filed with the SEC by Champlain Investment Partners, LLC on February 14, 2017 indicates beneficial ownership of 1,484,835 shares of Common Stock by virtue of having sole power to vote over 1,023,235 shares and sole power to dispose of 1,484,835 shares of Common Stock.

On April 6, 2017, the record date, there were 587 shareholders of record of the Company’s Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, 16a-3(e) thereunder, each person who, at any time during its fiscal year ended December 31, 2016, was a director, officer or beneficial owner of more than 10% of the Company’s Common Stock that failed to file on a timely basis any such reports. Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to the Company and certain representations made to the Company, the Company believes that there were no late filings during 2016.

EXHIBIT A

CONMED CORPORATION
EXECUTIVE BONUS PLAN

(a)          Purpose. The purpose of the Executive Bonus Plan of CONMED Corporation is to provide for annual incentive compensation to designated employees. The Corporation’s objectives in maintaining the Plan are to (i) attract, retain and motivate the executives required to manage the Corporation, and (ii) promote the achievement of rigorous but realistic financial goals and encourage intensive fact-based business planning while meeting quality and FDA compliance objectives as well as compliance with the Corporation’s ethics policy. Capitalized terms not otherwise defined below are defined at the end of this document.

(b)          Eligibility and Criteria. The Committee shall designate, in writing, the Participants for any Performance Period, within the lesser of (i) the first ninety (90) days of the Performance Period or (ii) if the Performance Period is less than one (1) year, within the maximum period allowed pursuant to Section 162(m) of the Code (the “Participation Date”), and shall provide each Participant with notice that he or she has been designated to participate in the Plan, as well as a copy of the Plan. No employee shall at any time have a right to be selected as a Participant in the Plan for any Performance Period, to be entitled automatically to an Award Opportunity, nor, having been selected as a Participant for one Performance Period, to be a Participant in any other Performance Period. Except as provided below, the Committee shall have the authority at any time (i) during the Performance Period to remove Participants from this Plan for that Performance Period and (ii) prior to the Participation Date (or otherwise in a manner not inconsistent with Treasury Regulation Section 1.162-27(e)(2)) to add Participants to this Plan for a particular Participation Period.

(c)           Award Opportunity and Bonus Determinations.

(i)       Award Opportunity. For each Performance Period, the Award Opportunity granted to each Participant shall be equal to 3% of Adjusted EBITDA for the Corporation’s Chief Executive Officer, and 1.5% of Adjusted EBITDA for each other Participant, but in either case not to exceed $3,000,000 per Participant for any calendar year. “Adjusted EBITDA” means the Company’s earnings before interest expense, income tax expense, depreciation and amortization, adjusted for special or unusual expense and income items, in each case as such components are reported in the Company’s annual report to shareholders or otherwise publicly reported. A Participant’s Award Opportunity represents the maximum amount that may be earned under the Plan by a Participant for a particular Performance Period.

(ii)       Committee Discretion to Determine Bonus. The Committee has the sole discretion to determine whether all or any portion of a Participant’s Award Opportunity shall be earned and paid, and the specific amount, if any, to be paid to each Participant, subject in all cases to the terms, conditions and limits of this Plan (such portion of an Award Opportunity determined to be earned and payable to a Participant, a “Bonus”). The Committee may, at any time, establish (and, once established, rescind, waive or amend) additional conditions and terms of payment of Bonuses (including, but not limited to, the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce (but not increase) the Award Opportunity amount for any Participant for a particular Performance Period at any time prior to the payment of Bonuses to Participants pursuant to Section (e).

(d)           Administration. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; any such subcommittee shall consist solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto). Subject to the provisions of the Plan, the Committee shall have exclusive power to select the Participants and determine the amount of, or the method of determining, the Bonuses, if any, to be earned by and paid to Participants. The Committee is authorized to interpret the Plan, to establish, amend or rescind any rules and regulations and to make any other determination that it deems necessary or desirable for the administration of the Plan. There is no obligation for uniformity of treatment of Participants, and the Committee’s determinations and interpretations with respect to the Plan and Bonuses hereunder need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(e)          Bonus Determination, Time and Form of Payment. As soon as reasonably practical following the availability of the performance results for the completed Performance Period and prior to any Bonus payment, the Committee shall certify in writing the amount of each Participant’s Award Opportunity and the amount of Bonus payable to each Participant. Except as provided below, no Bonus shall be paid unless the Committee has certified, in writing, the amount of each Participant’s Award Opportunity and Bonus amount earned. Bonuses shall be paid in a cash lump sum, subject to the Participant’s election into the Corporation’s Benefits Restoration Plan, as soon as practicable (but no later than thirty (30) days) following the Committee’s written certification of the amount of the Participant’s Award Opportunity and the amount of Bonus payable to such Participant.

(f)          Termination of Employment.

(i)       Termination of Employment Other Than from Death, Disability or Retirement. A Participant who terminates employment during the Performance Period for reasons other than death, Disability or Retirement shall not be eligible to receive any Bonus for the Performance Period which includes the Participant’s date of termination of employment. The Committee shall have discretion regarding the treatment of a Participant who terminates employment after the Performance Period but prior to the payment of the Bonus.

(ii)       Termination Due to Death, Disability or Retirement. A Participant who terminates employment during a Performance Period due to death or Disability or Retirement shall be eligible to receive a Bonus equal to the Bonus which would have been earned by such Participant pursuant to Section (e), pro-rated for that portion of the Performance Period during which the Participant was employed. Payment under this provision would coincide with payments made to all other Participants as described above. In the event of death, such amount shall be payable to the Participant’s estate.

(iii)       Recoupment. Bonuses under this Plan shall be subject to recoupment or clawback as may be required by applicable law, or the Company’s recoupment policies as they may be amended from time to time.

(g)          Miscellaneous.

(i)       Withholding. The Corporation shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income, payroll, or other taxes required by law to be withheld with respect to such payment.

(ii)       Claims Procedures. A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee or its delegate, setting forth the claim. The Committee shall deliver a reply to the Claimant within 30 days of receipt of the claim.

Within 30 days after receipt by the Claimant of the denial, the Claimant may request in writing that the Committee review its determination. If the Claimant does not request a review of the initial determination within the 30-day time period, the Claimant shall be barred and estopped from challenging the determination.

Within 30 days after the Committee’s receipt of a request for appeal, it shall review the initial denial. After considering all materials presented to the Committee, the Committee shall render an opinion, drafted in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the denial and containing specific references to the pertinent provisions of the Plan upon which the decision is based. Notwithstanding any other provision herein to the contrary, the Committee’s determination on all matters relating to the Plan and any amounts payable thereunder shall be final, binding and conclusive on all parties.

(iii)       Notices. Any notice required or permitted under this Plan shall be deemed given when delivered personally, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Participant at his or her address hereinabove set forth or such other address as he or she may designate in writing to the Corporation, or to the Corporation, Attention: Secretary, at 525 French Road, Utica, New York 13502, with a copy to the General Counsel or such other address as the Corporation may designate in writing to the Participant.

(iv)       Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of this Plan shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(v)       No Limitation on Rights of the Corporation. The grant of an Award Opportunity shall not in any way affect the right or power of the Corporation to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. Notwithstanding anything in the Plan to the contrary, neither the Corporation nor any of its officers, directors, employees, or agents shall have any liability to any Participant (or his or her beneficiaries or heirs) under the Plan or otherwise on account of any action taken, or not taken, in good faith by any of the foregoing persons with respect to the business or operations of the Corporation.

(vi)       Plan Unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any amounts under the Plan.

(vii)       Amendment and Termination of the Plan. The Committee may amend, modify or terminate this Plan at any time and from time to time provided such amendments, modifications, or terminations, unless required by law, become effective in the next Performance Period. Notwithstanding any provision of the Plan to the contrary, no amendment to the Plan requiring shareholder approval shall become effective unless and until so approved.

(viii)        No Right to Continued Employment; No Effect on Benefits. Participation in the Plan shall impose no obligation on the Corporation, its subsidiaries, or any affiliate to continue the employment of the Participant and shall not lessen or affect the Corporation’s, subsidiary’s, or any affiliate’s right to terminate the employment of such Participant. Grants and payments under this Plan shall constitute special discretionary incentive payments to the Participants and shall not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company or such other arrangement specifically provides otherwise.

(ix)       Assignment. The rights to an Award Opportunity or the payment of a Bonus may not be assigned, alienated, attached, sold or transferred, pledged or otherwise disposed of or encumbered by the Participant, otherwise than by will or by the laws of descent and distribution. Any attempt to assign, transfer, pledge or otherwise dispose of an Award Opportunity or Bonus contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Award Opportunity or Bonus shall be null, void and without effect.

(x)       Successors. Except as herein provided, this Plan shall be binding upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger or acquisition) or assigns.

(xi)       Governing Law. This Plan shall be governed by and construed according to the laws of the State of New York without regard to conflict of law principles.

(xii)       Effective Date. This Plan is effective for Performance Periods commencing on or after the Annual Meeting of the Company to be held on May 24, 2017 (the “2017 Annual Meeting”), with the first annual performance period commencing January 1, 2018 and, to the extent intended to qualify under Section 162(m) of the Code, subject to the affirmative vote of the holders of a majority of all shares of common stock of the Corporation present in person or by proxy at the 2017 Annual Meeting of the Company. Any Award Opportunities intended to qualify as “performance-based compensation” under Section 162(m) of the Code that are established under the Plan prior to such shareholder approval shall be conditioned upon such approval. Upon its effectiveness, this Plan will replace in its entirety the Company’s Executive Bonus Plan, which was approved by the Company’s shareholders on May 21, 2012.

(xiii)       Section 409A. The Company intends that Bonus payments under this Plan shall be exempt from Section 409A of the Code as short-term deferrals and shall not constitute “deferred compensation” within the meaning of Section 409A of the Code (absent a valid deferral election under the terms of another plan or arrangement maintained by the Company). This Plan shall be interpreted, construed and administered in accordance with the foregoing intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Section 409A of the Code. The Company shall have no liability to any Participant or otherwise if this Plan or any Bonus paid or payable hereunder is subject to the additional tax and penalties under Section 409A of the Code.

(h)          Definitions. As used in the Plan, the following terms have the following meanings:

“Award Opportunities” shall mean the award opportunity granted to a Participant by the Committee for a Performance Period pursuant to the Plan, as described in Section (c)(i) hereof.

“Board” shall mean the Board of Directors of the Corporation.

“Bonus” shall mean the portion of an Award Opportunity that the Committee determines to pay to a Participant for a Performance Period.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board, or a subcommittee to which the Compensation Committee delegates its duties; provided, however, that the Committee may not delegate any of its authority or administrative responsibility hereunder if such delegation would cause any Award Opportunity or Bonus payable under the Plan not to be considered “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder.

“Corporation” and “Company” shall mean CONMED Corporation, a New York corporation and its wholly-owned subsidiaries.

“Covered Employee” shall mean a Participant who is either a “Covered Employee” within the meaning of Section 162(m) of the Code or a Participant who the Committee has identified as a potential Covered Employee within the meaning of Section 162(m) of the Code.

“Disability” shall mean a physical or mental disability or infirmity, which at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Corporation or its insurers and acceptable to the Participant or the Participant’s legal representative (such agreement as to acceptability not be withheld unreasonably).

“Exchange Act or Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provision and rules thereto.

“Participant” shall mean the officers of the Corporation (including any Covered Employees) who are identified by the Committee as participants in this Plan.

“Performance Period” shall mean the period of time with respect to which a Participant may be granted the opportunity to earn one or more Bonus payouts, to the extent consistent with Treasury Regulation Section 1.162-27(e)(2).

“Plan” shall mean the Executive Bonus Plan of CONMED Corporation.

“Retirement” shall mean such time as a Participant ends employment with the Company provided the Participant’s combined age and years of service amount to at least 65.

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Heather L. Cohen

Secretary

ConMed Corporation

525 French Road

Utica, New York 13502

Direct Dial (315) 624-3215

April 13, 2017

To: Owners of CONMED Stock Fund held in CONMED's Retirement Savings Plan

As described in the attached materials, proxies are being solicited in connection with the proposals to be considered at the upcoming Annual Meeting of Shareholders of CONMED Corporation (the “Company”). We hope you will take advantage of the opportunity to direct the manner in which shares of the CONMED Common Stock Fund owned by you in the Retirement Savings Plan (the “Shares”) will be voted.

Enclosed with this letter is a voting instruction ballot, which will permit you to vote the Shares. The Proxy Statement and Annual Financials are available at www.investorvote.com/CNMD. After you have reviewed the Proxy Statement, we urge you to vote your Shares by marking, dating, signing and returning the enclosed voting instruction ballot, no later than May 15, 2017, to:

Proxy Services

c/o Computershare Investor Services

P.O. Box 30202

College Station, TX 77842-9909

Computershare will certify the totals to Fidelity Investments (“Fidelity”) for the purpose of having those shares voted by Fidelity.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the Shares are not received, the Shares will not be voted. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

**Please note that the enclosed material relates only to those shares which you own under the Retirement Savings Plan. You will receive separate voting material for shares related to other plans that are voted independently from this ballot.

Sincerely,

/s/ Heather L. Cohen

Heather L. Cohen

Secretary

525 French Road , Utica, New York 13502 ● 315-797-8375 ● 800-765-8375

.. Admission Ticket CONMED Corporation IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 23, 2017. Vote by Internet • Go to www.investorvote.com/CNMD • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5 and for Proposal 4, One Year. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 - David Bronson 02 - Brian P. Concannon 03 - Charles M. Farkas 04 - Martha Goldberg Aronson 05 - Jo Ann Golden 06 - Curt R. Hartman 07 - Dirk M. Kuyper 08 - Jerome J. Lande 09 - Mark E. Tryniski 10 - John L. Workman For Against Abstain For Against Abstain 2. To ratify the appointment of PricewaterhouseCoopers LLP as 3. To hold an advisory vote on named executive the Company’s independent registered public accounting firm officer compensation. for the fiscal year ending December 31, 2017. One Two Three Year Years Years Abstain 4. To hold an advisory vote on the frequency of future 5. To approve the Executive Bonus Plan. advisory votes on executive compensation. Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02KJED

.. 2017 Annual Meeting Admission Ticket 2017 Annual Meeting of CONMED Corporation Shareholders May 24, 2017 12:00 p.m. Local Time CONMED Corporation 525 French Road, Utica, NY Upon arrival, please present this admission ticket and photo identification at the registration desk. • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — CONMED Corporation Notice of 2017 Annual Meeting of Shareholders 525 French Road, Utica, NY Proxy Solicited by Board of Directors for Annual Meeting — May 24, 2017 Luke A. Pomilio and Daniel S. Jonas, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of CONMED Corporation to be held on May 24, 2017 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all portions of items 1, 2, 3 and 5 and “One Year” for item 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.